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As Filed with the Securities and Exchange Commission on January 23, 2004

Registration No. 333-

U. S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
(Amendment No.            )

XPONENTIAL, INC.
(Name of Small Business Issuer in its charter)

Delaware (State or Jurisdiction of Incorporation or Organization)	5940 (Primary Standard Industrial Classification Code Number)	75-2520896 (IRS Employer Identification No.)
2175 Old Concord Road SE, Suite 200, Smyrna, Georgia 30080 678-305-7211 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)
John R. Boudreau, 2175 Old Concord Road SE, Suite 200, Smyrna, Georgia 30080 678-305-7211 (Name, Address and Telephone Number of Agent for Service)

The Commission is requested to send copies of all communications and notices to:
Margaret E. Holland
Lewis D. Schwartz
Holland, Johns, Schwartz & Penny, L.L.P.
306 West Seventh Street, Suite 500
Fort Worth, Texas 76102
817-335-1050
817-332-3140 (telecopy)
(Counsel for the Issuer)

        Approximate Date of Commencement of Proposed Sale to the Public:            , 2004

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

8% Limited Recourse Secured Convertible Subordinated Notes	$20,000,000	$1,618.00

(1)
The fee was calculated in accordance with Rule 457(o) of Regulation C.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Xponential, Inc.

$20,000,000 8% Limited Recourse Secured Convertible Subordinated Notes Due 2014

        This Prospectus relates to $20,000,000 in original principal amount of our 8% Limited Recourse Secured Convertible Subordinated Notes due 2014 (the "Convertible Notes"), which we may sell from time to time (the "Offering"). The Convertible Notes will be sold in $1,000 denominations with a minimum purchase per investor of $10,000, but, other than the minimum required per investor, there will be no minimum amount that must be purchased in order for the Offering to be completed. We will receive all of the proceeds of the Offering directly and the proceeds will be immediately available for our use. We are entering into an Indenture with The Bank of New York Trust Company of Florida, N.A., who will act as trustee (the "Trustee") for the holders of the Convertible Notes.

        We will pay interest at the annual rate of 8% on the outstanding principal balance of the Convertible Notes monthly, beginning the first day of the second month following the purchase of the Convertible Notes. We will pay all outstanding principal and unpaid interest on or before December 31, 2014. The original principal amount of, plus any accrued and unpaid interest on, the Convertible Notes are convertible at any time by the holders into shares of our $0.01 par value common stock ("Common Stock"), based on a conversion price and calculated as described in this Prospectus. The initial conversion price is $10.00, and will be proportionately adjusted if we had a stock split, stock dividend, reverse stock split, combination, consolidation, reclassification or similar event. An adjustment of the conversion price will alter the number of shares issuable on conversion. We may redeem the Convertible Notes at any time beginning on and after December 31, 2008, at the redemption prices described in this Prospectus. The Convertible Notes are secured by all of the shares of common stock of our wholly-owned operating subsidiary, PawnMart, Inc. ("PawnMart"), but there is no recourse against us except for the first five years' interest payments. This means that if we default on our obligations on the Convertible Notes, the holders of the Convertible Notes will have the right to receive any interest owed for the first five years and their pro rata share of the common stock of PawnMart that secures payment of the Convertible Notes. To enhance the security, we will maintain a minimum net worth in PawnMart of $10,000,000 during the term of the Convertible Notes. The Trustee will maintain possession of the certificates representing the common stock of PawnMart on behalf of the holders of the Convertible Notes, pursuant to the Indenture with us. The Convertible Notes are not listed on any national securities exchange or the NASDAQ Stock Market. See "Description of Convertible Notes."

        The Convertible Notes will be offered by participating soliciting broker/dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") to whom we will pay a commission of 6% of the selling price of the Convertible Notes. We will also pay a fee of 3% of the selling price of the Convertible Notes to Massie Capital, Ltd., a duly licensed member of the NASD, to serve as managing broker/dealer for the Offering, who may also act as a broker/dealer and receive the 6% commission in addition to the 3% manager's fee. In addition to the cash commission, we are issuing to Massie Capital, Ltd., or broker/dealers it designates, for each $10,000 in principal amount of Convertible Notes sold to the public, 100 warrants ("Selling Agent's Warrants"), each exercisable to purchase one share of our common stock at $11.00 per share. The Selling Agent's Warrants will expire seven years from the date of issuance. See "Plan of Distribution." We will use the net proceeds from the issuance of the Convertible Notes for fees and expenses, to repay bank debt, to fund a capital contribution to our subsidiary, PawnMart, and for various acquisitions at the parent level. See "Use of Proceeds."

        These securities involve a significant degree of risk. See "Risk Factors" beginning on page 6.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is                        , 2004

PROSPECTUS SUMMARY

        The following summary highlights selected information from this Prospectus to help you understand us and the Convertible Notes being offered. The summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. For a more complete understanding of us and the Convertible Notes, we encourage you to read this entire document, including the "Risk Factors" section. All references to "we," "us," "our" and words to similar effect refer to Xponential, Inc., unless we are referring to our pawnshop operations, in which case such terms refer to our subsidiary, PawnMart, or unless we are referring to our acquisition activities, in which case such terms refer to our subsidiary, Xponential Advisors, Inc.

Xponential, Inc.

        We were incorporated in Delaware on January 13, 1994 and began operations under the name "Pawnco, Inc." On June 14, 1994 we changed our name to "PCI Capital Corporation." On October 21, 1997 we changed our name to "PawnMart, Inc.," and on February 28, 2003, we changed our name to Xponential, Inc. On January 31, 2003 we formed a wholly-owned subsidiary, PawnMart, Inc., a Nevada corporation, and in June 2003 we transferred all assets and liabilities associated with the operations of our pawnshops to this subsidiary. In October 2003 we formed another wholly-owned subsidiary, Xponential Advisors, Inc., a Nevada corporation, to act as an advisor for other companies, including companies we may acquire.

        We are primarily a specialty finance and retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to value-conscious consumers. The stores generate income in two ways: through collection of a monthly service charge from advancing money to individuals based primarily upon the estimated resale value of pledged personal property such as jewelry, consumer electronics, tools, musical instruments, firearms, automobiles and other miscellaneous items and through profit realized on the retail sale of the unredeemed or other purchased pre-owned merchandise. Since October 2003 we are also advisors to and investors in other companies, the first of which is American IronHorse Motorcycle Company, Inc., a manufacturer of specialty motorcycles.

        On July 9, 2001 we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court") in the case of PawnMart, Inc., Debtor, Case No. 01-44957-BJH-11. We operated as debtor in possession throughout the bankruptcy proceedings. The Plan of Reorganization was filed on February 15, 2002 and was amended on April 3, 2002 (the "Reorganization Plan"). A confirmation hearing for the Reorganization Plan was held on May 20, 2002 and the Reorganization Plan was confirmed by order of the Bankruptcy Court as of that date ("Confirmation Order"). The Reorganization Plan became effective on May 31, 2002 (the "Effective Date"). Since the bankruptcy filing, we consolidated our operations, eliminating locations that were not in our primary growth markets, and relocated our corporate offices from Fort Worth, Texas to Smyrna, Georgia. As of June 30, 2003 we were operating 26 stores; 22 in Georgia, 3 in North Carolina, and 1 in South Carolina.

        Our principal executive offices are located at 2175 Old Concord Road SE, Suite 200, Smyrna, Georgia 30080 and our telephone number is 678-305-7211.

The Offering

Securities Offered	A total of $20,000,000 in principal amount of Convertible Notes. See "Description of Convertible Notes" and "Plan of Distribution."
Offering Price	$20,000,000 to be sold in denominations of $1,000 with a minimum purchase per investor of $10,000. See "Description of Convertible Notes."
Interest
Interest only at the annual rate of 8% payable monthly on the outstanding principal balance of the Convertible Notes, beginning on the first day of the second month following the issuance of the Convertible Notes. See "Description of Convertible Notes."
Maturity	The Convertible Notes will mature on December 31, 2014. See "Description of Convertible Notes."
Security	The Convertible Notes are secured by all of the shares of common stock of PawnMart. See "Description of Convertible Notes."
Conversion
The Convertible Notes are convertible at the option of the holders into shares of Common Stock, at a conversion rate of 100 shares of Common Stock per $1,000 principal amount of Convertible Notes, subject to adjustment upon certain events. The Convertible Notes are convertible at any time prior to the close of business on the maturity date, unless previously redeemed, at the conversion rate set forth above. Holders of Convertible Notes called for redemption will be entitled to convert the Convertible Notes up to and including, but not after, the business day immediately before the date fixed for redemption. See "Description of Convertible Notes."
Optional Redemption
The Convertible Notes are redeemable, in whole or in part, at our option at any time on or after the earlier to occur of (1) December 31, 2008 or (2) a sale of PawnMart, at a redemption price equal to 100% of the principal amount sought to be redeemed, together with accrued interest, if any, thereon to the redemption date, upon not less than thirty nor more than sixty days notice to each holder of Convertible Notes. See "Description of Convertible Notes."
Subordination
The Convertible Notes are subordinated to our present and future Senior Indebtedness (as defined herein). The Convertible Notes are also effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. The Indenture (as defined herein) does not restrict the incurrence of Senior Indebtedness by us or indebtedness or other liabilities by any of our subsidiaries. See "Description of Convertible Notes—Subordination."
Net Worth Covenant
The Indenture contains our covenant that we will cause PawnMart to maintain a minimum net worth of $10,000,000 to enhance the security of the Convertible Notes. See "Description of Convertible Notes—Covenants."

Events of Default
Events of default include (1) failure to pay principal of any Convertible Note when due, whether or not such payment is prohibited by the subordination provisions of the Convertible Notes and the Indenture; (2) failure to pay any interest on any Convertible Note when due, continuing for thirty days, whether or not such payment is prohibited by the subordination provisions of the Convertible Notes and the Indenture; (3) failure to perform any of our other covenants in the Indenture, continuing for sixty days after written notice as provided in the Indenture; (5) any event of default, as defined in any of our agreements, indentures or instruments evidencing indebtedness in excess of $500,000, shall have occurred and the indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated; and (6) certain events of bankruptcy, insolvency or reorganization with respect to us. See "Description of Convertible Notes—Events of Default."
Limited Recourse Obligations
The Convertible Notes are limited recourse obligations of ours. Except for certain exceptions set out in the Convertible Notes and the Indenture, the Trustee or the holders of the Convertible Notes will only be able to seek a money judgment against us for the interest accrued on the Convertible Notes through December 31, 2008, upon an Event of Default (as defined herein) under the Convertible Notes at maturity or otherwise. The sole other remedy in such event will be foreclosure by the Trustee of its security interest in the collateral securing the Convertible Notes. Notwithstanding the limited recourse provisions of the Convertible Notes, we will remain corporately obligated with respect to acts of fraud or misrepresentation by us in connection with the issuance of the Convertible Notes, violations of certain of our covenants and agreements set forth in the Indenture, and for all fees and expenses that we are obligated to pay to the Trustee under the Indenture and all court costs, attorneys' fees and expenses incurred by the Trustee and the holders to collect any of the foregoing amounts. See "Description of Convertible Notes."
Use of Proceeds	For fees and expenses, to repay bank debt, to fund a capital contribution to our subsidiary PawnMart, and for working capital and various acquisitions at the parent level. See "Use of Proceeds."
Offering Period
This Offering is being made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act of 1933") and is expected to be completed within two years from the Effective Date.
Risk Factors	Purchase of the Convertible Notes by an investor is speculative and involves a high degree of risk. See "Risk Factors."

Summary of Financial Information

        Set forth below is summary historical financial data for us as of and for the periods indicated. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited financial statements and their notes appearing elsewhere in this Prospectus.

	Predecessor Company					Reorganized Company
	As of and for the Year Ended February 2, 2002	As of and for the Five Months Ended June 30, 2002	As of and for the Year Ended June 30, 2003(1)	As of and for the Three Months Ended September 30, 2002(2)		As of and for the Three Months Ended September 30, 2003
Statement of Operations Data:
Total revenue	$20,287	$5,639	$17,091	$3,860		$4,984
Gross profit	$8,480	$2,902	$8,921	$2,113		$2,302
Operating income/(loss)	$(2,139)	$(371)	$26	$124		$32
Net income/(loss) allocable to common stockholders	$(3,733)	$(520)	$206	$(30)		$1,566
Income/(loss) per common share:
Basic	$(1.49)	$(0.21)	$0.09(1)	$(0.02	)(2)	$0.75
Diluted	$(1.49)	$(0.21)	$0.08(1)	$(0.01	)(2)	$0.42
Balance Sheet Data:
Cash and cash equivalents	413	377	220	2,026		2,564
Working capital	(10,070)	(10,507)	10,897	8,030		10,873
Total assets	$9,279	$8,494	$17,017	$14,941		$17,281
Long term debt and redeemable preferred stock	—	—	$5,754	$10,591		$5,717
Total stockholder's equity/(deficit)	$(8,033)	$(8,553)	$6,180	$4,350		$6,232

(1)
Includes two months of operating results as Predecessor Company (before we emerged from bankruptcy on August 30, 2002) and ten months of operating results as a Reorganized Company (after we emerged from bankruptcy). The above amounts exclude reorganization expenses of $241 and extraordinary gain on debt discharge of $11,810 due to the bankruptcy which are attributable to the Predecessor Company. Income per basic and diluted common shares is based on net income for ten months as a Reorganized Company of $190 and $294 on a basic and fully diluted basis, respectively and outstanding common shares of 2,079,948 and 3,800,130 on a basic and fully diluted basis, respectively.

(2)
Includes two months of operating results as Predecessor Company and one month of operating results as a Reorganized Company. The above amounts exclude reorganization expenses of $241 and extraordinary gain on debt discharge of $11,810 due to the bankruptcy which are attributable to the Predecessor Company. Income per basic and diluted common shares is based on net income for one month as a Reorganized Company of $(46) and $(36) on a basic and fully diluted basis, respectively and outstanding common shares of 2,079,948 and 3,800,130 on a basic and fully diluted basis, respectively.

RISK FACTORS

        An investment in the Convertible Notes involves risk. You should carefully consider the following factors as well as the other information included in this Prospectus before deciding to purchase the Convertible Notes. Any of the following risks could have a material adverse effect on our business, financial condition or results of operations or on the value of the Convertible Notes.

We have a limited operating history since our reorganization

        Since our reorganization in bankruptcy and the confirmation of the Reorganization Plan, effective May 31, 2002, we have only a limited operating history upon which an evaluation of us and our prospects can be based. Our prospects must be considered in light of the risks and difficulties frequently encountered by companies emerging from bankruptcy. To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel, continue to upgrade our operations to take advantage of various growth and expansion opportunities, and raise sufficient capital to finance such activities. There can be no assurance that we will be successful in addressing such challenges. Accordingly, any significant shortfall in effectively addressing such challenges may have an immediate adverse impact on our business, operating results and financial condition.

Our ability to expand may be limited by the availability of qualified store management personnel

        While we seek to train existing qualified personnel for management positions and to create attractive compensation packages to retain existing management personnel, there can be no assurance that sufficient qualified personnel will be available to satisfy our needs with respect to our planned expansion.

We operate in a very competitive environment

        We encounter significant competition in connection with the operation of our business. In connection with lending operations, we compete with other pawnshops (owned by individuals and by large operators) and certain financial institutions, such as consumer finance companies, which generally lend on an unsecured, as well as on a secured, basis. Our competitors in connection with our retail sales include numerous retail and discount stores. Many of our competitors, including Cash America International, Inc., First Cash Financial Services, Inc., and EZCORP, Inc., have greater financial resources. These competitive conditions may adversely affect our revenues, profitability and ability to expand.

We do not have employment agreements with our key management employees

        We rely on the business and technical expertise of our executive officers and certain other key employees. We do not have an employment agreement with any member of our executive staff. The loss of the services of any of these individuals could have a material adverse effect on our consolidated operating results. No assurance can be given that their services will be available in the future. Our success will also be dependent on our ability to attract and retain additional qualified management personnel.

We are subject to extensive government regulation

        Our lending operations are subject to extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. These statutes prescribe, among other things, service charges a pawnshop may charge for lending money and the rules of conduct that govern an entity's ability to maintain a pawnshop license. With respect to firearm and ammunition sales, a pawnshop must comply with the regulations promulgated by the United States Department of the

Treasury, Bureau of Alcohol, Tobacco and Firearms. Governmental regulators have broad discretionary authority to refuse to grant a license or to suspend or revoke any or all existing licenses of licensees under common control if it is determined that any such licensee has violated any law or regulation or that the management of any such licensee is not suitable to operate pawnshops. There can be no assurance that additional state or federal statutes or regulations will not be enacted at some future date which could inhibit our ability to expand, significantly decrease the service charges we can charge for lending money, or prohibit or more stringently regulate the sale of certain goods, such as firearms, any of which could significantly adversely affect our prospects. In addition, the present statutory and regulatory environment of some states renders expansion into those states impractical. For instance, certain states require public sale of forfeited collateral or do not permit service charges sufficient to make pawnshop operations profitable. See "Description of Business—Government Regulations."

We can make no assurances we will be able to achieve profitability in operations

        Since our emergence from bankruptcy and subsequent merger (see "Description of Business—Background"), we have reported net income from continuing operations primarily due to investment income and gain on investments. We continue to show operating losses. Interest expense has decreased after the discharge of indebtedness. The issuance of the Convertible Notes will increase interest expense and could affect our ability to achieve profits in the future. In addition, many factors can affect our ability to continue the level of revenues, gross profits and profits we have recently achieved, including competition, general economic conditions and government regulations. There can be no assurance that we will continue to achieve profitability.

We intend to use the proceeds of this Offering to acquire significant interests in unrelated businesses

        We will use a significant portion of the proceeds of this Offering, as well as cash generated from our current operations, to acquire businesses that we determine to be advantageous. These acquisitions may be of companies in which our management has little expertise in the industry and the failure of any of these acquisitions could adversely affect us. Pending identification and consummation of such acquisitions, we intend to invest excess cash that is not being used for acquisitions, or is not needed to fund operations, in publicly traded securities. Such investments may involve significant risks and losses in these investments could adversely affect us.

We may become an Investment Company pursuant to the Investment Company Act of 1940

        Because of the change in the nature of our business to one that is more active in investing in securities of other companies, many of which may not be majority-owned subsidiaries, we may qualify as an "Investment Company" as that term is defined in the Investment Company Act of 1940. If so, there are reporting obligations and regulations that must be complied with that can be very costly and could inhibit our ability to raise capital in the future. If we become an Investment Company, the cost of complying with these regulations could have a material adverse effect on us. We have determined that we would not currently be deemed an "Investment Company" pursuant to Rule 3a-1 promulgated under the Investment Company Act of 1940.

We may make improper assessments of the pledged property's estimated resale value

        We make pawn loans without the borrower's personal liability and do not investigate the creditworthiness of the borrower, but rely on the pledged personal property, and the possibility of its forfeiture, as a basis for our lending decision. In this regard, the recovery of the amount advanced, as well as realization of a profit on sale of merchandise, is dependent on our initial assessment of the property's estimated resale value. Improper assessment of the resale value of the collateral in the lending function can result in reduced marketability of the property and resale of the merchandise for an amount less than the amount advanced. Although, historically, we have experienced profits from the sale of such merchandise, no assurances can be given that our historical results will continue. For example, unexpected technological changes could adversely impact the value of consumer electronic products and declines in gold and silver prices could reduce the resale value of jewelry items acquired in pawn transactions and could adversely affect our ability to recover the amount advanced on the acquired collateral.

There are risks related to firearm sales

        We have not, and, at present, we do not intend to engage in the sale of handguns or assault rifles to the public. We have wholesaled handguns and assault rifles to licensed firearm dealers, and may do so in the future if we acquire an inventory that includes firearms. We have in the past engaged in the sale of sporting rifles to the public, leaving us open to the risk of lawsuits from persons who may claim injury as a result of an improper sale. No such claims have been asserted against us as of the date hereof. We do maintain insurance covering potential risks related to the sale of firearms. Since February 1, 2003 we have a policy of not making loans on any firearms.

We loan money on automobile titles which could create risks

        Georgia and South Carolina pawn regulations allow us to advance funds secured by automobile titles. Approximately 6.4%, 6.7% and 6.7% of our total revenues for Fiscal 2003, Fiscal 2002 (five months) and Fiscal 2001, respectively, were related to pawn service charges generated from such advances. The adoption of additional, or the revision of existing, laws and regulations impacting our ability to advance funds against automobile titles could have a material adverse effect on our business. In addition, we could be subject to consumer claims and litigation seeking damages based upon wrongful repossession of automobiles.

We do not have a trademark registration for "PawnMart"

        We have not been issued any registered trademark for our "PAWNMART" service mark or trade name and do not have any applications for registration pending. No assurance can be given that we will be successful in obtaining any trademarks, or that the trademarks, if obtained, will afford us any competitive advantages.

This Offering is on a "best efforts" basis and does not have an underwriter or a minimum amount that must be sold

        The Offering is made on a "best efforts" basis. That means that the Offering is not committed to by any purchasers when the registration statement becomes effective. It will be sold by one or more brokers who have no commitment to sell any minimum amount of Convertible Notes. The Offering is not subject to a minimum subscription, and the net proceeds from the sale of subscriptions may be much less than the maximum of $20,000,000 being offered.

The Convertible Notes rank below our Senior Indebtedness, and we may be unable to repay our obligations under the Convertible Notes

        The Convertible Notes are subordinated in right of payment to all of our Senior Indebtedness. Because the Convertible Notes are subordinate to our Senior Indebtedness, if we experience:

  •
  a bankruptcy, liquidation or reorganization;

  •
  an acceleration of the Convertible Notes due to an event of default under the Indenture; or

  •
  other specified events;

we are permitted to make payments on the Convertible Notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts due on any or all of the Convertible Notes. In addition, the Convertible Notes will be effectively subordinate to all liabilities, including trade payables, of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the Convertible Notes to share in those assets, would be subordinate to the claims of the subsidiaries' creditors.

        The Convertible Notes are our obligations exclusively. The Indenture for the Convertible Notes does not limit our ability, or that of any of our presently existing or future subsidiaries, to incur Senior Indebtedness, other indebtedness and other liabilities. We may have difficulty paying what we owe under the Convertible Notes if we, or any of our subsidiaries, incur additional indebtedness or other liabilities. As of November 30, 2003 we had Senior Indebtedness outstanding of approximately $3,667,000, which is a joint and several obligation of PawnMart and us, and our subsidiaries had approximately $1,670,000 of outstanding liabilities, excluding intercompany liabilities. From time to time we and our subsidiaries may incur additional indebtedness, including Senior Indebtedness, which could adversely affect our ability to pay our obligations under the Convertible Notes. See "Description of Convertible Notes—Subordination."

We may be unable to repay the Convertible Notes

        At maturity, the entire outstanding principal amount of the Convertible Notes will become due and payable but we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount due. Any future borrowing arrangements or agreements relating to Senior Indebtedness to which we become a party may contain restrictions on, or prohibitions against, our repayment of the Convertible Notes. If the maturity date occurs at a time when our other arrangements prohibit us from repaying the Convertible Notes, we could try to obtain the consent of the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay the Convertible Notes. In that case, our failure to repay the Convertible Notes due upon maturity would constitute an event of default under the Indenture. Any such default, in turn, may cause a default under the terms of our Senior Indebtedness. As a result, in those circumstances, the subordination provisions of the Indenture would, absent a waiver, prohibit any repayment or repurchase of the Convertible Notes until we pay the Senior Indebtedness in full. See "Description of Convertible Notes—Subordination."

The Convertible Notes are secured limited recourse obligations

        The Convertible Notes are limited recourse obligations of ours. Except for certain exceptions set forth in the Convertible Notes and the Indenture, the Trustee or the holders of the Convertible Notes will only be able to seek a money judgment against us for the interest accrued on the Convertible Notes through December 31, 2008, upon an Event of Default (as defined herein) under the Convertible Notes at maturity or otherwise. The sole other remedy in such event will be foreclosure by the Trustee of its security interest in the collateral securing the Convertible Notes. Notwithstanding the limited recourse provisions of the Convertible Notes, we will remain corporately obligated with respect to acts of fraud or misrepresentation by us in connection with the issuance of the Convertible Notes, violations of certain of our covenants and agreements set forth in the Indenture, certain indemnification, fee and expense obligations we have to the Trustee, and all court costs, attorneys' fees and expenses incurred by the Trustee and the holders to collect any of the foregoing amounts. See "Description of Convertible Notes."

Your only security for payment of the Convertible Notes is the common stock of our operating subsidiary, PawnMart, but most of the proceeds from this Offering will not be used to benefit PawnMart

        If we do not pay the Convertible Notes, you have limited recourse against us with respect to the payment of principal and interest due under the Convertible Notes. Your only recourse will be to foreclose your security interest in all of the common stock of PawnMart. Most of the proceeds of this Offering, approximately $13,500,000 of the $18,000,000, assuming maximum subscription and after offering expenses, will be used to fund our working capital and acquisition activity at the parent level and will not be used to enhance the value of PawnMart.

There may be no public market for the Convertible Notes, or if there is one, we cannot ensure that it will continue for any period of time

        Prior to offering the Convertible Notes, there was no trading market for the Convertible Notes. Consequently, we cannot ensure that any market for the Convertible Notes will develop, or if one does develop, that it will continue for any period of time. If an active market for the Convertible Notes fails to develop or continue, this failure could harm the trading price of the Convertible Notes. We do not intend to apply for listing of the Convertible Notes on any securities exchange or any automated quotation system.

As a holder of the Convertible Notes, you will have no power to vote

        Unless the Convertible Notes are converted to Common Stock, you will have no power to vote in elections of directors or any other corporate actions.

If you convert the Convertible Notes into Common Stock, there is no current public market for the Common Stock

        There is no trading market for the Common Stock and we cannot ensure that any market for the Common Stock will develop, or if one does develop, that it will continue for any period of time. If an active market for the Common Stock fails to develop or continue, this failure could make conversion of the Convertible Notes into Common Stock less attractive, harm the value of the Common Stock, and limit your ability to sell the Common Stock received upon conversion of your Convertible Notes. We have agreed in the Indenture to use our best efforts to list the Common Stock on a stock exchange or automated quotation service, but there can be no assurance that we will be able to so list the Common Stock.

If you convert the Convertible Notes into Common Stock, your shares may be reduced in value by future issuances of Preferred Stock

        Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 2,500,000 shares of preferred stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. The issuance of any shares of preferred stock having rights superior to those of our Common Stock may result in a decrease in the value or market price of the Common Stock and could further be used by the Board as a device to prevent a change in control of us. Holders of the preferred stock may have the right to receive dividends, certain preferences and conversion rights. As of the date of this Prospectus, we have issued 1,571,678 shares of all series of preferred stock.

We have indemnification for our directors, officers and control persons

        Section 145 of the General Corporation Law of Delaware and our Certificate of Incorporation and Bylaws provide for indemnification of officers, directors, and certain other persons as permitted by law under certain circumstances. Our directors and officers will be indemnified against liabilities arising out of their services in such capacities to the fullest extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or other persons, we acknowledge that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by us of expenses incurred or paid by an officer or director of ours in the successful defense of any action, suit or proceeding) is asserted by such officer or director in connection with the Convertible Notes being offered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Our actual results could differ from those anticipated in our forward-looking statements

        This Prospectus contains forward-looking statements including statements regarding, among other items, our business strategies, continued growth in our markets and anticipated trends in our business and the industry in which we operate. When used in this Prospectus, the words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the following:

  •
  general economic and business conditions;

  •
  success of operating initiatives;

  •
  loan and product revenues;

  •
  competition;

  •
  changes in business strategy or plans;

  •
  existence of adverse publicity or litigation;

  •
  advertising and promotional efforts;

  •
  availability, terms, and development of capital;

  •
  business abilities and judgment of personnel;

  •
  quality of management;

  •
  changes in, or the failure to comply with, government regulations; and

  •
  other factors.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. In light of these risks, uncertainties and other assumptions, the forward-looking events discussed in this Prospectus might not occur.

USE OF PROCEEDS

        Net proceeds (assuming estimated expenses of $2,000,000) from the sale of all of the Convertible Notes offered by this Prospectus will be approximately $18,000,000. We intend that these net proceeds will be used for the following purposes, in the following approximate amounts:

Payment of PawnMart's existing line of credit	$4,000,000
Working capital expenditures of PawnMart	500,000
Working capital and acquisitions at parent level	13,500,000

TOTAL	$18,000,000

        The debt of approximately $4,000,000 being discharged was initially incurred on August 30, 2002 in connection with our reorganization. The debt has been renewed through June 30, 2004. Interest on the debt is at a fixed rate of 9% per annum. The note is subject to monthly mandatory principal reductions each in the amount of $100,000 commencing February 1, 2004 through and including June 1, 2004. Approximately $500,000 of the net proceeds is allocated to working capital of PawnMart, and not for particular purposes. We expect to use those funds to acquire additional pawnshops and related businesses. The major portion of the proceeds ($13,500,000 if all of the Convertible Notes are sold) will be used for working capital and various acquisitions by us as investments that would be beneficial present themselves. If less than the total $20,000,000 is received, after satisfying expenses of the Offering, the first $4,000,000 will be utilized to pay off the line of credit, the next $500,000 for capital expenditures of PawnMart, and the balance for working capital needs and various acquisitions at the parent level.

DETERMINATION OF OFFERING PRICE

        The price of the Convertible Notes is the principal amount of such Convertible Notes. The factors considered in determining the conversion price for converting the Convertible Notes to Common Stock are estimated future value of the Common Stock and the need to preserve the net operating loss carryforward by limiting the number of new shares that could be issued upon conversion.

PLAN OF DISTRIBUTION

        The Convertible Notes are being offered pursuant to a Best Efforts Selling Agreement with Massie Capital, Ltd. (the "Selling Agent"), a duly licensed member of the National Association of Securities Dealers, Inc. ("NASD"). The Best Efforts Selling Agreement allows the Selling Agent to offer the Convertible Notes itself or through registered broker/dealers selected by it who are members of the NASD. The Selling Agent and such broker/dealers (the "Selling Group") are obligated to use their best efforts to solicit subscriptions for the Convertible Notes but will make no legal commitment to sell to investors, or to buy as dealers, any specific amount of the Convertible Notes. We have agreed to pay the Selling Group a commission equal to 6% of the funds received by us, as allocated by the Selling Agent among one or more broker/dealers and the Selling Agent, and to pay the Selling Agent an additional 3% of the funds received by us as manager's fee. The Selling Agent may act as a broker/dealer and receive both the 6% commission and the 3% manager's fee. We have agreed to indemnify the Selling Group against certain liabilities, including liabilities under applicable securities laws.

        In addition to the cash commission, we will issue, for each $10,000 in principal amount of Convertible Notes sold to the public, 100 Selling Agent's Warrants, each exercisable to purchase one share of our Common Stock at $11.00 per share. The Selling Agent's Warrants will expire seven years from the date of issuance. The Selling Agent, in its discretion, may distribute a portion of such Selling Agent's Warrants to other members of the Selling Group as additional compensation.

        You will be required to pay the purchase price of your Convertible Notes in immediately available funds in U. S. currency in Smyrna, Georgia on the date of settlement. Upon issuance, the Convertible Notes will not have an established trading market. The Convertible Notes may not be listed on any securities exchange. There can be no assurance that a secondary market for the Convertible Notes will develop or that there will be liquidity in the secondary market if one develops.

        Except for the minimum purchase per investor of $10,000, there is no minimum amount of Convertible Notes that must be sold and no arrangement to return any funds to investors once any of the Convertible Notes are purchased.

LEGAL PROCEEDINGS

        We have no pending legal proceedings that are required to be disclosed.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        The following table sets forth certain information relating to our directors, executive officers and certain key employees as of the date of this Prospectus:

Name	Age	Position
John R. Boudreau	78	Chief Executive Officer, President and Director
Robert W. Schleizer	50	Chief Financial Officer, Executive Vice President, Treasurer and Director
Dwayne A. Moyers	35	Chairman of the Board, Vice President and Director
Roger F. Hogan	36	Chief Operating Officer
Jeffrey A. Cummer	46	Vice President and Director
Carroll Dawson	49	Director
James R. Richards	58	Director

        John R. Boudreau was appointed as a Director in January 2001 and was appointed as our President and Chief Executive Officer in June 2001. He served as our Chairman of the Board from June 2001 to September 2002. Mr. Boudreau was appointed interim President of American IronHorse Motorcycle Company, Inc., a motorcycle manufacturer located in Fort Worth, Texas ("American IronHorse"), effective October 31, 2003. He has served as Vice President and as a Director of Xponential Advisors, Inc., our wholly-owned subsidiary which provides management services to American IronHorse, since October 2003, and as President, Chief Executive Officer and as a Director of PawnMart, Inc., our wholly-owned subsidiary which operates our pawnshop activities, since January 2003. Mr. Boudreau currently consults with several public and private companies. He has extensive turnaround and restructuring experience. Mr. Boudreau has previously served as chief executive officer for Michigan General Corp., Bel Air House Products, Classic Chemical, Inc. and Oversees Inns.

        Robert W. Schleizer was appointed as our Executive Vice President, Chief Financial Officer, Treasurer and as a Director in January 2001. Mr. Schleizer has served as Chief Financial Officer, Secretary, Treasurer and as a Director of Xponential Advisors, Inc. since October 2003 and as Executive Vice President, Chief Financial Officer, Secretary and Treasurer and as a Director of PawnMart, Inc. since January 2003. Mr. Schleizer is a partner with Tatum CFO Partners, LLP, a national firm of chief financial officers, and has extensive restructuring experience. He is a Certified Insolvency Recovery Adviser.

        Dwayne A. Moyers was appointed as our Chairman of the Board in September 2002. He was appointed as our Vice President in August 2002 and as a Director in March 2001. He has served as President and as a Director of Xponential Advisors, Inc. since October 2003 and as Executive Vice President, Chairman of the Board and as a Director of PawnMart, Inc. since January 2003. Mr. Moyers served as Vice President, Secretary and Treasurer of C/M Holdings, Inc. from November 1994 until its merger with and into us in August 2002, and served as a director of that company from May 1997 until August 2002. He has served as Vice President of Hulen Capital Partners, Inc. (formerly Cummer/Moyers Capital Partners, Inc.) since July 1994. Mr. Moyers has served as Vice President, Cummer/Moyers Division, of Sanders Morris Harris Inc. since October 2000. He also served as Vice President of Cummer/Moyers Securities, Inc. and Cummer/Moyers Capital Advisors, Inc. from September 1996 and October 1996, respectively, until October 2000. Mr. Moyers is a registered investment advisor agent through SMH Cummer/Moyers Financial Services Capital Advisors, Inc. Mr. Moyers has served as a director of American IronHorse Motorcycle Company, Inc. since March 1998.

        Roger F. Hogan was appointed as our Chief Operating Officer in October 2001. He has served as Chief Operating Officer and Vice President of PawnMart, Inc. since January 2003. Mr. Hogan joined us in November 1994 as a store associate, and was promoted to Store Manager in April 1995, to District Manager in August 1995 and to Regional Manager in January 2001.

        Jeffrey A. Cummer was appointed as our Vice President and as a Director in August 2002. Mr. Cummer served as President and a director of C/M Holdings, Inc. from November 1990 until its merger with and into us in August 2002. He has served as President of Hulen Capital Partners, Inc. since July 1994. Mr. Cummer has served as President, Cummer/Moyers Division, of Sanders Morris Harris Inc. since October 2000. He also served as President of Cummer/Moyers Securities, Inc. and Cummer/Moyers Capital Advisors, Inc. from September 1996 and October 1996, respectively, until October 2000. Mr. Cummer is a Certified Financial Planner. He is also a registered investment advisor agent through SMH Capital Advisors, Inc.

        Carroll Dawson was appointed as one of our Directors in November 2002. Mr. Dawson has served as President of AB-CO Markets, Inc., a Blockbuster Video franchisee, since December 1992; as general partner of Dawson Properties, Ltd., which owns real estate and securities investments, since April 1996; and as a director of the Bank of Weatherford in Weatherford, Texas since June 2000.

        James R. Richards was appointed as one of our Directors in May 2001. Mr. Richards is Managing Director of Texas Business Capital, Inc., a merchant banking firm. Mr. Richards served as Managing Director of Dillon-Gage Securities, Inc., an NASD broker/dealer from 1999 to 2001; and as Managing Director of Corporate Finance, Inc., a private investment banking firm from 1994 to 1999. He is a former certified public accountant, and worked with Deloitte & Touche, Certified Public Accountants, for over ten years.

        All directors were elected at our annual meeting of stockholders held on February 28, 2003 to hold office for one year terms and until their respective successors are elected and qualified. Pursuant to Article IV.C.5(b) of our Amended and Restated Certificate of Incorporation, the holders of Series B Preferred Stock, voting as a class and without cumulative voting, are entitled to elect four directors and the holders of Common Stock, voting as a class and without cumulative voting, are entitled to elect three directors. Messrs. Cummer, Moyers, Richards and Schleizer were elected by the holders of Series B Preferred Stock and Messrs. Boudreau and Dawson were elected by the holders of Common Stock. The late Donnelly McMillen was the third director elected by the holders of Common Stock, and the Board of Directors has not yet taken any action with respect to filling the vacancy.

        No family relationship exists among our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

        The following table sets forth as of December 31, 2003 certain information with respect to the number of shares of each class of voting securities beneficially owned by each person who is known by us to beneficially own more than 5% of any class of our outstanding voting securities.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Common	Jeffrey A. Cummer 4800 Overton Plaza, Suite 300 Fort Worth, Texas 76109	546,797 shares	(3)(4)	23.54%
Common	Dwayne A. Moyers 4800 Overton Plaza, Suite 300 Fort Worth, Texas 76109	392,481 shares	(3)(5)	16.72%
Common	SMH Capital Advisors, Inc. 4800 Overton Plaza, Suite 300 Fort Worth, Texas 76109	582,301 shares	(6)	25.07%
Common	Investors Strategic Partners I, Ltd. 4800 Overton Plaza, Suite 300 Fort Worth, Texas 76109	184,994 shares	(7)	7.96%

(1)
Unless otherwise noted, we believe that each person named has sole voting and investment power with respect to all shares beneficially owned by such persons.

(2)
Based on 2,322,922 shares of Common Stock issued and outstanding on December 31, 2003, as adjusted for the conversion of shares of Series B Preferred Stock into shares of Common Stock and the exercise of options exercisable within sixty days from December 31, 2003 for a specific stockholder pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended (the "1934 Act").

(3)
Does not include 582,301 shares of Common Stock owned by various investors for which voting and dispositive power in certain cases is held by SMH Capital Advisors, Inc., of which Mr. Cummer and Mr. Moyers are officers and directors.

(4)
Represents 9,457 shares of Common Stock owned directly, 352,346 shares of Common Stock issuable upon conversion of 102,427 shares of Series B Preferred Stock owned directly and 184,994 shares of Common Stock issuable upon conversion of 53,778 shares of Series B Preferred Stock owned by Investors Strategic Partners I, Ltd., a Texas limited partnership ("ISP"), of which Hulen Capital Partners, Inc., a Texas corporation ("HCP"), is the general partner. Mr. Cummer is an officer, director and shareholder of HCP and shares voting and investment power with Mr. Moyers with respect to the shares owned by ISP.

(5)
Represents 9,457 shares of Common Stock owned directly, 173,030 shares of Common Stock issuable upon conversion of 50,300 shares of Series B Preferred Stock owned directly, 25,000 shares of Common Stock which Mr. Moyers has the right to acquire within sixty days from December 31, 2003 pursuant to options granted to him under our 2003 Stock Option Plan, and 184,994 shares of Common Stock issuable upon conversion of 53,788 shares of Series B Preferred Stock owned by ISP. Mr. Moyers is an officer, director and shareholder of HCP, the general partner of ISP, and shares voting and investment power with Mr. Cummer with respect to the shares owned by ISP.

(6)
These shares are owned by various investors for which voting and dispositive power in certain cases is held by SMH Capital Advisors, Inc.

(7)
Represents 184,994 shares of Common Stock issuable upon conversion of 53,778 shares of Series B Preferred Stock.

Management

        The following table sets forth as of December 31, 2003 certain information with respect to the number of shares of each class of equity securities beneficially owned by all of our directors and certain of our executive officers, individually, and by all of our directors and executive officers as a group.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Common	John R. Boudreau	100,000 shares	(3)	4.30%
Common	Robert W. Schleizer	100,000 shares	(4)	4.30%
Common	Jeffrey A. Cummer	546,797 shares	(5)(6)	23.54%
Series A Preferred	Jeffrey A. Cummer	334,770 shares	(7)	31.24%
Common	Dwayne A. Moyers	392,481 shares	(5)(8)	16.72%
Series A Preferred	Dwayne A. Moyers	223,055 shares	(9)	20.81%
Common	James R. Richards	35,000 shares	(10)	1.48%
Common	Roger F. Hogan	10,000 shares	(11)	*
Common	Carroll Dawson	19,274 shares	(12)	*
Series A Preferred	Carroll Dawson	5,778 shares	(13)	*
Common	All directors and executive officers as a group (7 persons)	1,018,558 shares	(14)	42.55%
Series A Preferred	All directors and executive officers as a group (7 persons)	448,350 shares	(15)	41.84%

*
Less than 1% of the outstanding shares of the class.

(1)
Unless otherwise noted, we believe that each person named has sole voting and investment power with respect to all shares beneficially owned by such persons.

(2)
Based on 2,322,922 shares of Common Stock issued and outstanding on December 31, 2003, as adjusted for the conversion of shares of Series B Preferred Stock into shares of Common Stock and the exercise of options exercisable within sixty days from December 31, 2003 for a specific stockholder pursuant to Rule 13d-3(d)(1) under the 1934 Act; and based on 1,071,636 shares of Series A Preferred Stock issued and outstanding on December 31, 2003. The shares of Series A Preferred Stock are not convertible and have no voting rights except as required by law.

(3)
Represents 100,000 shares of Common Stock owned directly.

(4)
Represents 75,000 shares of Common Stock owned directly and 25,000 shares of Common Stock owned by Tatum CFO Partners, LLP ("Tatum"). Mr. Schleizer is a limited partner of Tatum.

(5)
Does not include 582,301 shares of Common Stock owned by various investors for which voting and dispositive power in certain cases is held by SMH Capital Advisors, Inc., of which Mr. Cummer and Mr. Moyers are officers and directors.

(6)
Represents 9,457 shares of Common Stock owned directly, 352,346 shares of Common Stock issuable upon conversion of 102,427 shares of Series B Preferred Stock owned directly and 184,994 shares of Common Stock issuable upon conversion of 53,788 shares of Series B Preferred owned by ISP, of which HCP is the general partner. Mr. Cummer is an officer, director and shareholder of HCP and shares voting and investment power with Mr. Moyers with respect to the shares owned by ISP.

(7)
Represents 219,517 shares of Series A Preferred Stock owned directly and 115,253 shares of Series A Preferred Stock owned by ISP that are beneficially owned by both Mr. Cummer and Mr. Moyers.

(8)
Represents 9,457 shares of Common Stock owned directly, 173,030 shares of Common Stock issuable upon conversion of 50,300 shares of Series B Preferred Stock owned directly, 25,000 shares of Common Stock which Mr. Moyers has the right to acquire within sixty days from December 31, 2003 pursuant to options granted to him under our 2003 Stock Option Plan, and 184,994 shares of Common Stock issuable upon conversion of 53,778 shares of Series B Preferred Stock owned by ISP. Mr. Moyers is an officer, director and shareholder of HCP, the general partner of ISP, and shares voting and investment power with Mr. Cummer with respect to the shares owned by ISP.

(9)
Represents 107,802 shares of Series A Preferred Stock owned directly and 115,253 shares of Series A Preferred Stock owned by ISP that are beneficially owned by both Mr. Cummer and Mr. Moyers.

(10)
Represents 35,000 shares of Common Stock which Mr. Richards has the right to acquire within sixty days from December 31, 2003 pursuant to options granted to him under our 2003 Stock Option Plan.

(11)
Represents 10,000 shares of Common Stock owned directly.

(12)
Represents 9,274 shares of Common Stock issuable upon conversion of 2,696 shares of Series B Preferred Stock owned by Dawson Properties, Ltd., a Texas limited partnership ("Dawson Properties") of which Mr. Dawson is general partner, and 10,000 shares of Common Stock which Mr. Dawson has the right to acquire within sixty days from December 31, 2003 pursuant to options granted to him under our 2003 Stock Option Plan.

(13)
Represents 5,778 shares of Series A Preferred Stock owned by Dawson Properties, of which Mr. Dawson is general partner.

(14)
Represents 228,914 shares of Common Stock owned directly by directors and executive officers, 70,000 shares of Common Stock which the directors and executive officers have the right to acquire within sixty days from December 31, 2003 pursuant to options granted to them under our 2003 Stock Option Plan, 534,650 shares of Common Stock issuable upon conversion of 155,423 shares of Series B Preferred Stock owned directly by directors and executive officers, and 184,994 shares of Common Stock issuable upon conversion of 53,778 shares of Series B Preferred Stock owned by ISP that are beneficially owned by Mr. Cummer and Mr. Moyers.

(15)
Represents 333,097 shares of Series A Preferred Stock owned directly by directors and executive officers, and 115,253 shares of Series A Preferred Stock owned by ISP that are beneficially owned by Mr. Cummer and Mr. Moyers.

Change in Control

        We are aware of no arrangement that would result in a change in control of us.

DESCRIPTION OF CONVERTIBLE NOTES

        We issued the Convertible Notes under a document called the "Indenture." The Indenture is a contract between us and The Bank of New York Trust Company of Florida, N.A., as Trustee. Because this section is a summary, it does not describe every aspect of the Convertible Notes and the Indenture that may be important to you, and is subject to and qualified in its entirety by reference to all of the provisions of the Indenture. In this section, we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning of only the more important terms. You should read the Indenture itself for a full description of the terms of the Convertible Notes. Wherever we refer to particular defined terms, those defined terms are incorporated by reference here. In this section, references to "we," "our" or "us" refer solely to us and not our subsidiaries.

General

        The Convertible Notes are limited recourse obligations of ours, secured by the Collateral consisting of all of the issued and outstanding Common Stock of PawnMart. The Convertible Notes are subordinated, which means that they rank behind certain of our indebtedness as described below. The Convertible Notes are limited to $20,000,000 aggregate principal amount. The Convertible Notes bear interest at the rate of 8% per annum. Interest is computed on the basis of a 360-day year of twelve thirty-day months. We will pay interest on the Convertible Notes on the first day of each month, commencing on the second full month following issuance of the Convertible Notes. The Convertible Notes mature on December 31, 2014.

        Except for interest that accrues on the Convertible Notes from their respective issue dates to December 31, 2008, acts of fraud or misrepresentation by us in connection with the issuance of the Convertible Notes, violations of certain of our covenants and agreements set forth in the Indenture, and the payment of certain indemnification fees and expense obligations we have with the Trustee, we will not have any corporate liability for payment of the principal of, or interest that accrues on, the Convertible Notes, or for any other sums due under the Convertible Notes or the Indenture as a result of an Event of Default, the Trustee's recourse being limited to the enforcement of its rights and remedies regarding the Collateral. The Convertible Notes are "limited liability" or "limited recourse" obligations of ours. The Trustee will never be able to seek any money judgment against us except under the limited circumstances set forth in this paragraph.

        A holder of Convertible Notes may convert the Convertible Notes into shares of our Common Stock initially at the conversion rate of 100 shares per $1,000 in principal amount of the Convertible Notes at any time before the close of business on December 31, 2014, unless the Convertible Notes have been previously redeemed. The conversion rate may be adjusted as described below.

        We may redeem the Convertible Notes at our option at any time on or after December 31, 2008, in whole or in part, at a redemption price equal to 100% of the principal amount, together with accrued interest to the redemption date.

Form, Denomination and Transfer

        The Convertible Notes are issued:

        — only in fully registered form,

        — without interest coupons, and

        — in denominations of $1,000 and greater multiples.

        We will cause the Trustee to maintain a register at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York which shall provide for the registration of the Convertible Notes and the transfer thereof. Upon surrender for registration of the transfer of any

Convertible Note, we will execute, and the Trustee will authenticate and deliver, in the name of the designated transferee or transferees, one or more new Convertible Notes of any authorized denomination and of a like aggregate principal amount.

        All Convertible Notes issued upon any registration of transfer of Convertible Notes shall be our valid obligation, evidencing the same debt and entitled to the same benefits under the Indenture as the Convertible Notes surrendered upon such registration of transfer.

Security Interest in Collateral

        The principal of, and accrued interest on, the Convertible Notes and all other amounts payable by us under the Convertible Notes and the Indenture and the performance by us of our covenants and agreements under the Convertible Notes and the Indenture, are secured by a pledge of the Collateral consisting of all of the issued and outstanding shares of Common Stock of PawnMart as provided in the Indenture. As long as no Event of Default occurs and is continuing, we will be entitled to exercise all voting and other consensual rights relating to the Collateral; otherwise such rights vest in the Trustee. Additionally, all dividends and other distributions in excess of the annual Restricted Payment (as defined below under "—Covenants") will be delivered to and held by the Trustee as part of the Collateral.

Conversion Rights

        A holder of Convertible Notes may, at its option, convert any portion of the principal amount of any Convertible Note that is an integral multiple of $1,000 into shares of our Common Stock at any time prior to the close of business on the maturity date, unless the Convertible Notes have been previously redeemed, at a conversion rate of 100 shares of Common Stock per $1,000 principal amount of Convertible Notes. The right of a holder of Convertible Notes to convert a Convertible Note called for redemption will terminate at the close of business on the business day prior to the redemption date for that Convertible Note, unless we default in making the payment due upon redemption.

        A holder of Convertible Notes may convert all or part of any Convertible Note by delivering the Convertible Note at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained by the Trustee. The conversion date will be the date on which the Convertible Note and the duly signed and completed notice of conversion are so delivered.

        As promptly as practicable on or after the conversion date, we will issue and deliver to the Trustee a certificate or certificates for the number of full shares of our Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificate will then be sent by the Trustee to the conversion agent for delivery to the holder. The shares of our Common Stock issuable upon conversion of the Convertible Notes will be fully paid and nonassessable and will rank equally with the other shares of our Common Stock.

        If a holder of Convertible Notes surrenders a Convertible Note for conversion on a date that is not an Interest Payment Date, the holder will not be entitled to receive any interest for the period from the next preceding Interest Payment Date to the conversion date, except as described below in this paragraph. Any Convertible Note surrendered for conversion during the period from the close of business on any Regular Record Date (as defined below under "—Payment and Conversion") to the opening of business on the next succeeding Interest Payment Date (except Convertible Notes (or portions thereof) called for redemption on a redemption date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of Convertible Notes being surrendered for conversion. In the case of any Convertible Note which has been converted after any Regular Record Date but before the next succeeding Interest Payment Date, interest payable on such

Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest shall be paid to the holder of the Convertible Note on such Regular Record Date.

        No other payment or adjustment for interest, or for any dividends in respect of our Common Stock, will be made upon conversion. Holders of our Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of our Common Stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares upon conversion. Instead, we will pay cash based on the market price of our Common Stock at the close of business on the conversion date.

        A holder of Convertible Notes will not be required to pay any taxes or duties relating to the issue or delivery of our Common Stock on conversion but will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our Common Stock in a name other than that of the holder. Certificates representing shares of our Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

        The conversion rate will be subject to adjustment for:

—
dividends (and other distributions) payable in our Common Stock on shares of our Common Stock; and

—
subdivisions, combinations and reclassifications of our Common Stock.

        We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered Convertible Notes of any adjustments.

        In case of any consolidation or merger of us with or into another entity or any merger of another entity into us (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of our Common Stock), or in case of any sale or transfer of all or substantially all of our assets, each Convertible Note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which the Convertible Notes were convertible immediately prior to the consolidation or merger or sale or transfer.

Subordination

        The Convertible Notes are subordinated and, as a result, the payment of the principal and interest on the Convertible Notes, including amounts payable on any redemption, will be subordinated to the prior payment in full, in cash or other payment satisfactory to holders of Senior Indebtedness, of all of our Senior Indebtedness. The Convertible Notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. On November 30, 2003 we had approximately $3,667,000 of outstanding Senior Indebtedness, which is a joint and several obligation of PawnMart and us, and the aggregate amount of liabilities of our subsidiaries was approximately $1,670,000, excluding intercompany liabilities.

        "Senior Indebtedness" is defined in the Indenture to mean the principal of and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, our indebtedness to banks, commercial finance lenders, insurance companies and other financial institutions, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the Indenture or thereafter created, incurred or assumed, including any indebtedness issued in exchange for or to refinance such indebtedness.

        We may not make any payment on account of principal of, or interest on, or redemption of, the Convertible Notes, if we default in our obligations to pay principal, premium, interest or other amounts on our Senior Indebtedness, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments.

        In addition, upon any acceleration of the principal due on the Convertible Notes as a result of an Event of Default or upon any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all Senior Indebtedness must be paid in full before you are entitled to receive any payment. By reason of such subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness are likely to recover more, ratably, than you are, and you will be likely to experience a reduction or elimination of payments on the Convertible Notes.

        Further, the Convertible Notes will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of ours to receive any assets of our subsidiaries upon their liquidation or reorganization, and the right of the holders of the Convertible Notes to participate in those assets, will be effectively subordinated to the claims of the creditors of that subsidiary, including trade creditors, except to the extent that we ourselves are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.

        The Indenture does not limit our ability to incur Senior Indebtedness or our ability or the ability of our subsidiaries to incur any other indebtedness.

Optional Redemption by Us

        On or after December 31, 2008 we may redeem the Convertible Notes, in whole or in part, at the redemption price set forth below. If we elect to redeem all or part of the Convertible Notes, we will give at least thirty but no more than sixty days notice to you, specifying the redemption date. A notice of redemption of the Convertible Notes will be irrevocable.

        The redemption price is equal to 100% of the principal amount together with accrued interest to the date of redemption.

        We may also, at our option, redeem the Convertible Notes, at the same price and on the same terms as above, upon a Sale of PawnMart. A "Sale of PawnMart" is defined as (i) a sale of 50% or more of the Common Stock of PawnMart, (ii) a sale of all or substantially all of the assets of PawnMart, (iii) a merger or consolidation of PawnMart, and (iv) a liquidation of PawnMart.

        No sinking fund is provided for the Convertible Notes, which means that the Indenture does not require us to redeem or retire the Convertible Notes periodically.

Payment and Conversion

        We will make all payments of principal and interest on registered Convertible Notes by U.S. dollar checks drawn on an account maintained at a bank in The City of New York. Payment of any interest on the Convertible Notes will be made to the person in whose name a Convertible Note, or any predecessor Convertible Note, is registered at the close of business on the fifteenth day of the month

(whether or not a business day) immediately preceding the relevant Interest Payment Date (a "Regular Record Date").

        Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Convertible Notes are registered as the owners for the purpose of receiving payments and for all other purposes.

        We will not be required to make any payment on the Convertible Notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it had been paid on the original due date and no interest will accrue on the payment for the additional period of time.

        Convertible Notes may be surrendered for conversion at the Corporate Trust Office of the Trustee in the Borough of Manhattan, The City of New York. Convertible Notes surrendered for conversion must be accompanied by appropriate notices and any payments in respect of interest or taxes, as applicable, as described above under "—Conversion Rights."

        We have initially appointed the Trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the Convertible Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, and interest on, the Convertible Notes have been made available for payment and either paid or returned to us as provided in the Indenture, the Trustee will maintain an office or agency in the Borough of Manhattan, The City of New York for surrender of Convertible Notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "—Notices" below.

        All moneys deposited with the Trustee or any paying agent, or then held by us, in trust for the payment of principal of, or interest on, any Convertible Notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and a holder of Convertible Notes will then look only to us for payment.

Mergers and Sales of Assets

        We may not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person unless:

  —
  the person formed by such consolidation or into or with which we are merged or the person to which our properties and assets are so conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia;

  —
  if we are not the surviving person, the surviving person assumes the payment of the principal of, and interest on, the Convertible Notes and the performance of our other covenants under the Indenture; and

  —
  immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, will have occurred and be continuing.

Covenants

        Under the Indenture we have covenanted and agreed not to permit PawnMart to make any Restricted Payments, which consist of the following:

  —
  the declaration or payment of any dividend or distribution on any of the Common Stock of PawnMart (other than dividends and other distributions paid in Common Stock of PawnMart or paid to and held by the Trustee as Collateral);

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  the application of any of the funds, property or assets of PawnMart to the purchase or redemption of any Common Stock of PawnMart; or

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  the payment or other transfer to us of any funds, property or assets of PawnMart;

provided, however, we may permit PawnMart to make Restricted Payments in any calendar year to the extent such Restricted Payments do not exceed in the aggregate $2,000,000. Restricted Payments do not include federal income tax payments owed by PawnMart and paid to us.

        To further enhance the security of the Convertible Notes, we have covenanted and agreed to cause PawnMart to maintain a minimum net worth of $10,000,000 during the term of the Convertible Notes and to not permit PawnMart to issue any Capital Stock of PawnMart other than the Common Stock of PawnMart.

        Notwithstanding the "limited-recourse" provisions set forth in the Convertible Notes and the Indenture, we will be corporately liable to you in the event of the violation of any of such covenants.

Events of Default

        The following will be Events of Default under the Indenture:

        — we fail to pay principal of any Convertible Note when due, whether or not prohibited by the subordination provisions of the Indenture;

  —
  we fail to pay any interest on any Convertible Note when due, which failure continues for thirty days, whether or not prohibited by the subordination provisions of the Indenture;

  —
  we fail to perform any other covenant in the Indenture, which failure continues for sixty days after written notice as provided in the Indenture;

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  any indebtedness under any bonds, debentures, Convertible Notes or other evidences of indebtedness for money borrowed (or any guarantee thereof) by us in an aggregate principal amount in excess of $500,000 is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of thirty days after notice as provided in the Indenture; and

  —
  certain events of bankruptcy, insolvency or reorganization involving us.

        The Convertible Notes are limited recourse obligations of ours. The Trustee or the holders of the Convertible Notes will only be able to seek a money judgment against us upon an Event of Default under the Convertible Notes or the Indenture for (i) interest that accrues on the Convertible Notes from their respective issue dates to December 31, 2008, including interest on overdue principal and, to the extent permitted by law, on overdue interest; (ii) fraud or misrepresentations by us in connection with the issuance of the Convertible Notes; (iii) violations of certain of our covenants and agreements set forth in the Indenture; and (iv) and for all fees and expenses that we are obligated to pay the Trustee under the Indenture, certain indemnification obligations we have to the Trustee, and all court costs, attorneys' fees and expenses incurred by the Trustee and the holders to collect any of the foregoing amounts. The sole other remedy for any and all such Events of Default shall be limited to the enforcement of such rights and remedies with respect to the Collateral as are set forth in the Convertible Notes and the Indenture, including foreclosure of the Trustee's security interest in the Collateral. Other than as listed above, the Trustee may not hold us corporately liable for the repayment of the indebtedness evidenced by the Convertible Notes or for any other sums due under the Convertible Notes or the Indenture or for the payment of any deficiency established after foreclosure of the security interest in the Collateral or the exercise of any other rights and remedies granted in the Indenture for the benefit of the holders with respect to the Collateral, except to the extent of our interest in the Collateral.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holder, unless the holder shall have offered indemnity to the Trustee which is satisfactory to it. Subject to providing indemnification of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Convertible Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        If an Event of Default (other than an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to us) occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding Convertible Notes may, subject to the subordination provisions of the Indenture, accelerate the maturity of all Convertible Notes. However, after such acceleration, the holders of a majority in aggregate principal amount of outstanding Convertible Notes may, under certain circumstances, rescind and annul the acceleration if all Events of Default, other than the non-payment of principal of the Convertible Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. If an Event of Default arising from events of insolvency, bankruptcy or reorganization with respect to us occurs, then the principal of, and accrued interest on, all the Convertible Notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the Convertible Notes or the Trustee. For information as to waiver of defaults, see "—Meetings, Modification and Waiver."

        A holder of Convertible Notes will not have any right to institute any proceeding with respect to the Indenture, or for any remedy under the Indenture, unless:

  —
  the holder gives the Trustee written notice of a continuing Event of Default;

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  the holders of at least 25% in aggregate principal amount of the outstanding Convertible Notes have made written request and offered indemnity to the Trustee to institute proceedings; and

  —
  the Trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Convertible Notes a direction inconsistent with the written request and shall have failed to institute such proceeding within sixty days.

        We will be required to furnish to the Trustee annually a statement as to our performance of certain of our obligations under the Indenture and as to any default in such performance.

Meetings, Modification and Waiver

        The Indenture contains provisions for convening meetings of the holders of Convertible Notes to consider matters affecting their interests. Certain limited modifications of the Indenture may be made without the necessity of obtaining the consent of the holders of the Convertible Notes. Other modifications and amendments of the Indenture may be made, and certain past defaults by us may be waived, either (i) with the written consent of the holders of not less than a majority in aggregate principal amount of the Convertible Notes at the time outstanding or (ii) by the adoption of a resolution, at a meeting of holders of the Convertible Notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the Convertible Notes represented at such meeting. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the Convertible Notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

        However, a modification or amendment requires the consent of the holder of each outstanding Convertible Note affected if it would:

  —
  change the stated maturity of the principal or interest of a Convertible Note;

  —
  reduce the principal amount of or interest on, any Convertible Note;

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  reduce the amount payable upon a redemption;

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  change the place or currency of payment on a Convertible Note;

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  impair the right to institute suit for the enforcement of any payment on any Convertible Note;

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  modify our obligation to maintain an office or agency in New York City;

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  modify the subordination provisions in a manner that is adverse to the holders of the Convertible Notes;

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  adversely affect the right to convert the Convertible Notes;

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  reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the Indenture;

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  reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; or

  —
  reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of Convertible Notes at which a resolution is adopted.

        The holders either through written consent of a majority in aggregate principal amount of the outstanding Convertible Notes or by the adoption of a resolution, at a meeting of holders of the outstanding Convertible Notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of Convertible Notes represented at such meeting may waive any past default under the Indenture, except a default in the payment of principal or interest which has not been cured or in respect of a provision which cannot be modified or amended without the consent of all the holders affected.

Notices

        Notice to holders of the registered Convertible Notes will be given by mail to the addresses as they appear in the security register. Such notices will be deemed to have been given on the date of such mailing.

Replacement of Convertible Notes

        We will replace any Convertible Note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated Convertible Notes or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed Convertible Note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the Convertible Note before a replacement Convertible Note will be issued.

Payment of Stamp and Other Taxes

        We will pay all stamp and other duties, if any, which may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the Convertible Notes. We will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

Governing Law

        The Indenture and the Convertible Notes are governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

        If an Event of Default occurs and is continuing, the Trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of Convertible Notes, unless they shall have offered to the Trustee security or indemnity satisfactory to it.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons who control us, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

REFERENCES TO FISCAL YEARS

        As used herein, "Fiscal 2000" refers to the twelve month period ended February 3, 2001, and "Fiscal 2001" refers to the twelve month period ended February 2, 2002. Beginning June 30, 2002, our fiscal year was changed to end on June 30. "Fiscal 2002" refers to the five month period ended June 30, 2002. "Fiscal 2003" refers to the twelve month period ended June 30, 2003. The "Fiscal 2004 First Quarter" refers to the three month period ended September 30, 2003.

DESCRIPTION OF BUSINESS

Background

        We were incorporated in Delaware on January 13, 1994 and began operations under the name "Pawnco, Inc." On June 14, 1994 we changed our name to "PCI Capital Corporation." On October 21, 1997 we changed our name to "PawnMart, Inc.," and on February 28, 2003 we changed our name to Xponential, Inc. On January 31, 2003 we formed a wholly-owned subsidiary, PawnMart, Inc., a Nevada corporation, and in June 2003 we transferred all assets and liabilities associated with the operations of our pawnshops to this subsidiary. In October 2003 we formed another wholly-owned subsidiary, Xponential Advisors, Inc., a Nevada corporation, to act as an advisor for other companies, including companies we may acquire. When we use "we," "us," "our," and similar terms in this Prospectus that refer to our pawnshop operations, we are referring to PawnMart, Inc. When such terms refer to our advisory activities, we are referring to Xponential Advisors, Inc.

        We expanded from 19 stores in March 1998 to 46 stores by the end of our fiscal year ended January 29, 2000. In Fiscal 2000 the industry began to consolidate due to overexpansion and changing market conditions. Our projected growth in new locations did not materialize and we were unsuccessful in penetrating new markets. Severe cash flow difficulties forced us to liquidate inventory and close stores that were not cash flow positive. One store was closed in Fiscal 2000 and an additional 20 stores were sold or closed in Fiscal 2001. Our attempts to raise additional working capital and arrange additional debt financing were unsuccessful.

        On July 9, 2001 we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court") in the case of PawnMart, Inc., Debtor, Case No. 01-44957-BJH-11. The Plan of Reorganization was filed on February 15, 2002 and was amended on April 3, 2002 (the "Reorganization Plan"). A confirmation hearing for the Reorganization Plan was held on May 20, 2002 and the Reorganization Plan was confirmed by order of the Bankruptcy Court as of that date ("Confirmation Order"). The Reorganization Plan became effective on May 31, 2002 (the "Effective Date").

        Under the terms of the Reorganization Plan, we cancelled all equity interests of our common and preferred stockholders and interests of any holders of options or warrants on the Effective Date for no value. We issued a total of 2,079,948 shares of Common Stock to our unsecured creditors in satisfaction of their unsecured claims. We also negotiated a post-confirmation credit facility with Comerica Bank in the amount of $4,000,000.

        Effective August 30, 2002 C/M Holdings, Inc., a Texas corporation ("CMHI"), an affiliate of Jeffrey A. Cummer and Dwayne A. Moyers, two of our directors and officers, was merged with and into us (the "Merger"). In connection with the Merger, the equity holders of CMHI received new classes of our Series A Preferred and Series B Preferred Stock in exchange for their shares of common stock of CMHI. A value of $2,500,000 was assigned to the shares of Series B Preferred Stock issued to the shareholders of CMHI. Both Series A Preferred and Series B Preferred Stock have a $5.00 liquidation value and bear an annual $0.25 per share cumulative dividend. The Series A Preferred Stock is redeemable for cash in installments from 2005 to 2010 and not convertible into other of our securities. The Series B Preferred Stock is convertible into approximately 42.5% of our Common Stock, subject to anti-dilutive adjustments for subsequent issuances. As of December 31, 2003 Mr. Cummer and Mr. Moyers collectively own of record and beneficially 206,505 shares of Series B Preferred, which are convertible into 710,370 shares, or 17.6%, of our Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

        Since the bankruptcy filing, we consolidated our operations, eliminating locations that were not in our primary growth markets, and relocated our corporate offices from Fort Worth, Texas to Smyrna, Georgia. As of September 30, 2003 we were operating 27 stores; 23 in Georgia, three in North Carolina, and one in South Carolina.

        Since October 2003 we are also advisors to and investors in other companies, the first of which is American IronHorse Motorcycle Company, Inc., a manufacturer of specialty motorcycles.

Pawnshop Industry

        The pawnshop industry is highly fragmented, with over 90% of the over 15,000 stores in the United States owned by independent operators that own one to three stores.

        Pawnshops provide short-term secured loans. Most pawn loans are for less than $500. Industry sources believe that banks could not recover the administrative costs of these small loans without substantial increases in rates and charges. In addition, many pawn loans are to people who would not qualify as "creditworthy" at a bank. An estimated 20 to 40 million people occasionally have short-term needs, such as for utility bills and medical expenses. For these people, pawnshops supply cash conveniently and quickly. We believe that pawnshops generally perform well during recessions and all other economic cycles due to (i) the need for loans by non-banking individuals remaining stable during such economic cycles and (ii) pawnshops serving as a value-priced retailer regardless of economic conditions.

Business Strategy

        Our primary business plan is to expand our existing pawnshop operation through internal growth of existing locations with a significant focus on auto title loans and selective acquisition of existing stores in the markets in which we currently operate. Management has determined that due to the rapid expansion the industry experienced in the late 1990s, attempting to open new locations at this time is not the most profitable strategy for expansion. We intend to focus on acquiring existing pawn stores in our existing markets during the next fiscal year to increase the economies of scale of our current management structure which will improve short and long term profitability. We have determined that because existing stores have an established customer base, pawn portfolio, and retail sales business, acquisitions will contribute more quickly to revenues and profitability than opening new locations. We acquired two stores and opened one new location in Fiscal 2003 and acquired one store in the Fiscal 2004 First Quarter.

        We are also actively seeking to acquire or invest in companies in the finance, retail or manufacturing industries where our management expertise in restructuring and expanding existing operations for companies with an established market can create additional value. On October 3, 2003 we purchased from American IronHorse Motorcycle Company, Inc. ("American IronHorse") a $1,000,000 principal amount 12% secured subordinated note due September 30, 2004 (the "2003 Note") and a warrant to purchase 100,000 shares of common stock of American IronHorse at $15.00 per share. In connection with the purchase of such securities, American IronHorse granted to us for a period of thirty days immediately following December 31, 2003, the right to purchase up to 166,666 shares of common stock of American IronHorse at $6.00 per share (the "Additional Shares"). We may elect to purchase the Additional Shares by converting the unpaid principal balance of, and the accrued but unpaid interest on, the 2003 Note. For each $6.00 of unpaid principal balance of, and accrued but unpaid interest on, the 2003 Note, we will be entitled to purchase one Additional Share. In connection with our purchase of the 2003 Note, we received a fee of 5% of the purchase price, or $50,000, and we will receive an additional $50,000 fee upon the earlier of the repayment or conversion in full of the 2003 Note in connection with the purchase of the Additional Shares.

        On December 22, 2003 we subscribed for 225,000 shares of common stock of American IronHorse pursuant to a rights offering by American IronHorse at $6.00 per share (total $1,350,000). In December 2003 we purchased 17,370 shares of common stock of American IronHorse from a former employee for $104,220. We also purchased 1,800 shares of Series A Preferred Stock and 735 shares of Series B Preferred Stock from the same former employee for $16,044 and $11,304, respectively. In December 2003 we also purchased a total of $104,000 in principal amount of American IronHorse notes from a terminated employee and her family members for $104,815, which we subsequently converted into 10,154 shares of common stock of American IronHorse.

        In connection with our investment in American IronHorse, we recently formed a wholly-owned subsidiary, Xponential Advisors, Inc., a Nevada corporation, to act as an advisor to companies we acquire or in which we may invest. On October 3, 2003 Xponential Advisors, Inc. entered into a management agreement with American IronHorse. Management services are provided by John R. Boudreau and Robert W. Schleizer, who are also our officers and directors, and other of our employees. Mr. Boudreau is serving as the interim President of American IronHorse. For these services, Xponential Advisors, Inc. receives a management fee of $5,700 per week plus twenty-five shares of common stock of American IronHorse for each hour worked by Mr. Schleizer. The management agreement terminates upon the earlier to occur of (i) the repayment in full of the 2003 Note or (ii) the expiration of six months immediately following the conversion in full of the 2003 Note into Additional Shares.

        As of the date of this Prospectus, we own 27,524 shares of common stock and Xponential Advisors, Inc. owns 4,500 shares of common stock of American IronHorse.

Acquisitions

        Because of the highly fragmented nature of the pawn industry, we believe that sole proprietors owning one or a few stores will be willing to sell suitable stores in our target markets on terms that are favorable to us. Before making an acquisition, management studies demographic and traffic data for the surrounding area, the surrounding competition, and local regulatory issues that will affect the future success of the store operating under our guidelines and market focus. Management considers the location of the store, the size and quality of the leased premises, the volume, quality and redemption history of outstanding pawn receivables and the quality and mix of inventory on hand in determining the price and desirability of stores considered for acquisition.

        For businesses considered as acquisition candidates that are not pawn stores, we have determined that we will seek opportunities that are compatible with the consumer finance and retail operations we currently operate or will provide opportunities for value enhancement based on our management's abilities to reorganize, restructure or expand capital constrained businesses that have a defined market or product niche.

Store Operations

        We are a specialty finance and retail enterprise engaged in operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to value-conscious consumers. In this regard, we define each of our stores as operating segments. However, we have determined that all of our stores have similar economic characteristics and also meet the other criteria which permit the stores to be aggregated into one reportable segment. The following discusses various aspects of our store operations.

Lending

        Our pawn loans are secured by pledged tangible personal property which is intended to provide us security for the repayment of the amount advanced plus accrued pawn service charges. Pawn loans are made without personal liability to the borrower. Collateral for our pawn loans consists of tangible personal property, generally jewelry, consumer electronics, tools, and musical instruments. We do not investigate the creditworthiness of a borrower, but rely on the estimated resale value of the pledged property, the perceived probability of its redemption, and the estimated time required to sell the item as a basis for our credit decision. The amount that we are willing to lend generally ranges from 20% to 75% of the pledged property's estimated resale value depending on an evaluation of these factors. The sources for our determination of the resale value of collateral include catalogues, "blue books," newspaper advertisements, and previous sales of similar merchandise.

        We contract for a pawn service charge as compensation for the use of the funds advanced to cover such costs as storage, insurance, title investigation and other transaction costs. The statutory service charges on loans at our stores range from 24% to 300% on an annualized basis depending upon individual state regulations and the amount of the pawn loan. Pawn service charges totaled $1,618,000 and $5,496,000 for the Fiscal 2004 First Quarter and Fiscal 2003, respectively. As a percent of our total revenues, pawn service charges contributed 32.4% and 32.2% in the Fiscal 2004 First Quarter and Fiscal 2003, respectively, compared to 31.9% and 28.7% during Fiscal 2002 and Fiscal 2001, respectively. Pawn service charges contributed to 70.2%, 61.6%, 61.9% and 68.7% of our gross profit during the Fiscal 2004 First Quarter, Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively. Our average pawn loan was $130, $127, $110 and $114 at September 30, 2003, June 30, 2003, June 30, 2002 and February 2, 2002, respectively.

        The pledged property is held through the term of the transaction, which generally is one month with an automatic redemption period which varies by jurisdiction from ten to sixty days in the states in which we currently operate, except for automobile title loans, where a shorter redemption period applies under state regulations. The loan may be extended or renewed prior to the end of the redemption period. In the event the borrower does not repay or extend the pawn loan by the end of the redemption period, the unredeemed collateral is forfeited to us and becomes merchandise available for sale.

        Georgia and South Carolina pawn regulations allow us to advance funds secured by automobile titles. Approximately 9.4%, 6.4%, 6.7% and 6.7% of our total revenues during the Fiscal 2004 First Quarter, Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively, were related to pawn service charges generated from such advances. During the term of the title loan, the borrower is allowed to maintain possession of the collateral. In the event of default, we contract to repossess the automobile and subsequently dispose of the automobile through our retail operations. Although we are exposed to the risk that we are unable to locate the collateral securing forfeited title loans, we have not historically experienced material adverse results from these advances. Our primary internal growth strategy is to continue to expand the auto title loan portion of our business due to the relatively low default rates and high renewal and redemption rates.

        The recovery of the amount advanced, as well as realization of a profit on the sale of merchandise, is dependent on our initial assessment of the property's estimated resale value. Improper assessment of the resale value of the collateral in the lending function can result in reduced marketability of the property and resale of the merchandise for an amount less than the amount advanced. For example, unexpected technological changes could adversely impact the value of consumer electronic products and declines in gold and silver prices could reduce the resale value of jewelry items acquired in pawn transactions and could adversely affect our ability to recover the carrying cost of the acquired collateral. However, historically, we have experienced profits from the sale of such merchandise.

Retail Sales

        We retail pre-owned products acquired either when a pawn loan is not repaid or from individual customers or other sources. Merchandise acquired through defaulted pawn loans is carried at the amount of the related pawn loan, exclusive of any uncollected pawn service charges. Management believes that this practice will decrease the likelihood that we will experience significant, unexpected inventory devaluations.

        Merchandise sales contributed to 66.6%, 67.2%, 66.8% and 69.8% of our total revenues during the Fiscal 2004 First Quarter, Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively. Merchandise sales contributed to 27.8%, 37.1%, 35.5% and 27.7% of our gross profit during the Fiscal 2004 First Quarter, Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively. We realized gross profit margins on merchandise sales of 19.2%, 28.8%, 27.4% and 16.6% during the Fiscal 2004 First Quarter, Fiscal 2003, Fiscal 2002 and Fiscal 2001, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of factors affecting the results of operations of our retail sales.

        We do not provide financing to purchasers of our merchandise nor do we provide warranties or refunds for merchandise sold at any of our locations.

        Prospective buyers may purchase items on layaway, generally with a layaway deposit equal to a minimum of 20% of an item's purchase price. We will hold the item for a 90-day period during which the customer is required to pay for the item in full. As of September 30, 2003 layaway deposits held by us totaled $108,000.

        We write down to lower of cost or market our merchandise held for resale based upon our management's evaluation of the marketability of the merchandise. The evaluation takes into consideration the age of slow moving merchandise on hand and markdowns necessary to liquidate slow moving merchandise.

Retail Store Management

        Each location has a store manager who typically supervises personnel and assures that it is managed in accordance with our guidelines and established policies and procedures. Each store manager reports to a district manager who will typically supervise up to nine stores. As of June 30, 2003 we had established four operating districts, each of which is managed by a district manager.

Personnel

        As of September 30, 2003 we had a total of 181 employees, all of whom are full-time. We maintain a performance-based compensation plan for all store employees, based upon, among other factors, profitability and special promotional contests. None of our employees are covered by collective bargaining agreements. We consider our employee relations to be satisfactory.

Competition

        We encounter significant competition in connection with the operation of our business. In connection with lending operations, we compete with other pawnshops (owned by individuals and by large operators) and certain financial institutions, such as consumer finance companies, which generally lend on an unsecured as well as on a secured basis. Our competitors in connection with our retail sales include numerous retail and discount stores. Many competitors have greater financial resources than us. These competitive conditions may adversely affect our revenues, profitability and ability to expand.

        Our stores are positioned similarly to national discount stores. They are attractive, clean, well-lit and conveniently located. Merchandise is displayed in an organized, easy-to-shop manner and our stores do not retail handguns, sporting rifles or assault rifles.

Operating Controls

        We have an organizational structure that management believes can support a larger operating base. The store locations are monitored on a daily basis from corporate headquarters through an online, real-time computer network system. We have an internal audit staff that performs physical counts of merchandise inventory and pawn loan collateral at each of our locations approximately every sixty days. Additionally, the internal audit staff assists the corporate headquarters in verifying that our policies and procedures are consistently followed. Management believes that the current operating and financial controls and computer systems are adequate for our current operating base.

Government Regulations

        Our store operations are subject to extensive regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. Set forth below is a summary of the state pawnshop regulations in Georgia, North Carolina, and South Carolina, the three states where we currently operate stores, and applicable federal regulations.

Georgia Pawnshop Regulations

        Georgia state law requires pawnbrokers to maintain detailed permanent records concerning pawn transactions and to keep them available for inspection by duly authorized law enforcement authorities. The Georgia statute prohibits pawnbrokers from failing to make entries of material matters in their permanent records; making false entries in their records; falsifying, obliterating, destroying, or removing permanent records from their places of business; refusing to allow duly authorized law enforcement officers to inspect their records; failing to maintain records of each pawn transaction for at least four years; accepting a pledge or purchase from a person under the age of eighteen or who the pawnbroker knows is not the true owner of the property; purchasing or accepting a pledge of merchandise on which the serial number has been altered or obliterated; making any agreement requiring the personal liability of the pledgor or seller or waiving any of the provisions of the Georgia statute; or failing to return or replace pledged goods upon payment of the full amount due (unless the pledged goods have been taken into custody by a court or a law enforcement officer). In the event pledged goods are lost or damaged while in the possession of the pawnbroker, the pawnbroker must replace the lost or damaged goods with like kinds of merchandise. Under Georgia law, total interest and service charges may not, during each thirty-day period of the loan, exceed 25% of the principal amount advanced in the pawn transaction (except that after ninety days from the original date of the loan, the maximum rate declines to 12.5% for each subsequent thirty-day period). The statute provides that municipal and county authorities may license pawnbrokers, define their powers and privileges by ordinance, impose taxes upon them, revoke their licenses, and exercise such general supervision as will ensure fair dealing between the pawnbroker and his customers. We have all necessary licenses to operate our stores in Georgia.

North Carolina Pawnshop Regulations

        In North Carolina, the Pawnbrokers Modernization Act of 1989 regulates the licensing, reporting and financial responsibility of pawnbrokers. Appropriate city and county governments must be petitioned in order to acquire a license. Once licensed, a pawnbroker must keep consecutively numbered records of each and every pawn transaction. No pawnbroker may receive an effective rate of interest in excess of 2% per month, except that the pawnbroker may charge additional fees up to 20% per month for services such as title investigation, insurance, storage, reporting fees, etc., so long as certain total dollar limits are not exceeded. Mobile homes, recreational vehicles, or motor vehicles other than a motorcycle may not be pledged. We have all necessary licenses to operate our stores in North Carolina.

South Carolina Pawnshop Regulations

        In South Carolina, the Department of Consumer Affairs regulates the licensing, reporting and financial responsibility of pawnbrokers. Pawnbrokers may not make loans in excess of $2,000 and are required to mail written notices of impending forfeitures to pledgors at least ten days prior to the forfeiture date for loans greater than $50. The Department of Consumer Affairs has prescribed stratified loan amounts and the maximum allowable rates of service charges that pawnbrokers in South Carolina may charge for the lending of money within each stratified range of loan amounts ranging from 8.4% to 25% per month. We have all necessary licenses to operate our stores in South Carolina.

The Bank Secrecy Act

        The Bank Secrecy Act authorizes the United States Department of the Treasury to require financial service providers to maintain records of transactions involving currency in an amount greater than $10,000 or the purchase of monetary instruments for cash in amounts from $3,000 to $10,000. In general, every financial institution, including us, must report each deposit, withdrawal, exchange of currency or other payment or transfer, whether by, through or to the financial institution, that involves currency in an amount greater than $10,000. In addition, multiple currency transactions must be treated as single transactions if the financial institution has knowledge that the transactions are by, or on behalf of, any person and result in either cash in or cash out totaling more than $10,000 during any one business day.

The Gramm-Leach-Bliley Act

        The Gramm-Leach-Bliley Act and its implementing federal regulations require us to generally protect the confidentiality of our customers' nonpublic personal information and to disclose to our customers our privacy policy and practices, including those regarding sharing the customers' nonpublic personal information with third parties. Such disclosure must be made to customers at the time the customer relationship is established, at least annually thereafter, and if there is a change in our privacy policy.

The Brady Handgun Violence Prevention Act

        Effective February 1, 2003 we changed our policy with regard to loans on firearms to eliminate that portion of our business due to the increasing demands of regulatory agencies on the resale of firearms. We sold firearms acquired through defaulted loans only to properly licensed resellers. Prior to the elimination of the practice of loaning on firearms, each store was required to comply with the Brady Handgun Violence Prevention Act (the "Brady Act"), which took effect on February 28, 1994. The Brady Act imposes a waiting period/background check in connection with the disposition of handguns by federally licensed firearms dealers. In addition, we must continue to comply with the longstanding regulations promulgated by the Department of the Treasury, Bureau of Alcohol, Tobacco and Firearms, which require each store dealing in guns to maintain a permanent written record of all receipts and dispositions of firearms. Our stores do not currently sell handguns, assault rifles or sporting rifles to the public.

Local Regulations

        In addition to the state statutes and regulations described above, many of our stores are subject to municipal ordinances, which may require local licenses or permits, additional zoning restrictions, and specified record-keeping procedures, among other things. Each of our stores, voluntarily or pursuant to municipal ordinance, provides to the police department having jurisdiction copies of all daily transactions involving pawn loans and over-the-counter purchases. These daily transaction reports are designed to provide the local police with a detailed description of the goods involved including serial numbers, if any, and the name and address of the owner obtained from a valid identification card. A copy of the transaction ticket is provided to local law enforcement agencies for processing by the National Crime Information Center to determine rightful ownership. Goods which are either purchased or held to secure pawn loans and which are determined to belong to an owner other than the borrower or seller are subject to recovery by the rightful owner. However, we historically have not experienced a material number of claims of this sort, and the claims experienced have not had a material adverse effect on our consolidated results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        Statements appearing in the following discussion that are not historical facts are forward-looking statements ("forward-looking statements") within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created by those sections. Such forward-looking statements are necessarily estimates reflecting the best judgment of our management based upon current information and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, but are not limited to, those set forth and those appearing from time to time in filings made by us with the Commission. These risks, uncertainties and other factors should not be construed as exhaustive and we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

        In addition, the following discussion and analysis should be read in conjunction with our financial statements and notes thereto and other financial data included in this Prospectus.

Overview

        We are a specialty finance and retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property and sell pre-owned merchandise to value-conscious consumers. We generate revenue in two ways: through collection of a monthly service charge from advancing money to individuals based primarily upon the estimated resale value of pledged personal property such as automobiles, jewelry, consumer electronics, tools, musical instruments, and other miscellaneous items and through profit realized on the retail sale of the unredeemed or other purchased pre-owned merchandise.

        Our revenues are derived primarily from service charges on loans and the proceeds from the sales of merchandise inventory. Our loans are generally made on the pledge of tangible personal property for one month, with an automatic extension period up to sixty days. All loans are collateralized by tangible personal property placed in our possession, except for automobile title loans. During the term of an automobile title loan, the borrower may be allowed to maintain possession of the collateral, depending on the amount of the loan. If a loan is not repaid, the principal amount advanced on the loan, exclusive of any uncollected pawn service charges, becomes the carrying value of the forfeited collateral (inventory), which is recovered through subsequent sales.

Critical Accounting Policies

        Management's Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments, including those related to inventories, allowance for losses on advances, long-lived and intangible assets, income taxes, contingencies and litigation. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

        Finance And Service Charge Revenue.    We accrue finance and service charge revenue on a constant-yield basis over the life of the loan on all pawn loans we deem collectible based on historical loan redemption statistics. If the pawn loan is not repaid, the principal amount becomes the carrying value of the forfeited collateral, which is recovered through sale. In the event the future performance of the loan portfolio differs significantly (positively or negatively) from expectations, revenue for the next reporting period would be likewise affected.

        Inventories.    Inventories consist primarily of forfeited collateral from pawn loans not repaid. The carrying value of the forfeited collateral is stated at the lower of cost (cash amount loaned) or market. Because pawn loans are made without the borrower's personal liability, we do not investigate the creditworthiness of the borrower, but evaluate the pledged personal property as a basis for our lending decision. The amount we are willing to finance is typically based on a percentage of the pledged personal property's estimated disposition value. The sources for our determination of the estimated disposition value are numerous and include our internally published pricing guides, catalogues, "blue books," newspapers and previous disposition experience with similar items. We perform a physical count of our inventory at each location on a cyclical basis and review the composition of inventory by category and age in order to assess the carrying value of our inventories. Adverse changes in the disposition value of our inventory may result in the need to write down its value.

        Valuation of Long-Lived and Intangible Assets.    We assess the impairment of long-lived and intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered important which could trigger an impairment review include significant underperformance relative to expected historical or projected future cash flows, significant changes in the manner of use of the acquired assets or the strategy for the overall business, and significant negative industry trends. When management determines that the carrying value of long-lived and intangible assets may not be recoverable, an impairment is measured based on the excess of the assets' carrying value over the estimated fair value.

        Income Taxes.    As part of the process of preparing the consolidated financial statements, we are required to estimate income taxes in each of the jurisdictions in which we operate. This process involves estimating the actual current tax exposure together with assessing temporary differences in recognition of income for tax and accounting purposes. These differences can result in deferred tax assets and liabilities. As of June 30, 2003 we have not recognized any deferred tax assets or liabilities.

Results of Operations

Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002

        Total revenues increased 29.1% to $4,984,000 during the three months ended September 30, 2003 (the "Fiscal 2004 First Quarter") as compared to $3,860,000 during the three months ended September 30, 2002 (the "Fiscal 2003 First Quarter"). The overall increase was attributable primarily to increases in pawn service charges on automobile title loans and increased jewelry scrap sales. Stores that remained open for the full twelve months or more as of September 30, 2003 (the "Comparable Stores") experienced a net increase in revenues of $1,085,000 or 28.3%.

        Merchandise sales increased 32.4% to $3,321,000 during the Fiscal 2004 First Quarter from $2,508,000 during the Fiscal 2003 First Quarter primarily due to increased jewelry scrap sales. Sales in Comparable Stores for the Fiscal 2003 First Quarter increased $728,000 or 28.6%.

        Pawn service charges increased $346,000 or 27.2% to $1,618,000 during the Fiscal 2004 First Quarter from $1,272,000 during the Fiscal 2003 First Quarter primarily due increased pawn service charges on automobile title loans. Pawn service charges from Comparable Stores increased $329,000 or 25.9% for the Fiscal 2004 First Quarter as compared to the Fiscal 2003 First Quarter.

        Gross profit increased 8.9% to $2,302,000 during the Fiscal 2004 First Quarter from $2,113,000 during the Fiscal 2003 First Quarter primarily due to increased pawn service charges on automobile title loans and increased jewelry scrap sales. Gross profit for Comparable Stores increased $183,000 for the Fiscal 2004 First Quarter as compared to the Fiscal 2003 First Quarter, an 8.8% increase. Gross profit as a percentage of total revenues decreased to 46.2% during the Fiscal 2004 First Quarter as compared to 54.7% during the Fiscal 2003 First Quarter primarily as a result lower margins on merchandise sales due to more aggressive lending practices.

        Store operating expenses increased to $1,518,000 for the Fiscal 2004 First Quarter from $1,345,000 during the Fiscal 2003 First Quarter primarily due to increased personnel expenses for additional car title and compliance personnel. On a Comparable Store basis, store operating expenses were 29.8% of total revenues during the Fiscal 2004 First Quarter compared to 35.1% of total revenues during the Fiscal 2003 First Quarter.

        Store contribution margin (defined as total store revenues less direct operating expenses, which exclude corporate administrative expenses, interest expense, and depreciation and amortization expense) increased to $784,000 from $768,000 during the Fiscal 2004 First Quarter compared to Fiscal 2003 First Quarter primarily due to the increased pawn service charges on car loans, increased scrap jewelry sales offset by the lower gross profit on merchandise sales and costs attributable to two new stores.

        Corporate administrative expenses increased 14.9% to $641,000 during the Fiscal 2004 First Quarter from $558,000 during the Fiscal 2003 First Quarter primarily due to increased costs related to additional personnel. Corporate administrative expenses decreased to 12.9% of total revenues during the Fiscal 2004 First Quarter as compared to 14.4% during the Fiscal 2003 First Quarter primarily due to increased revenues. Corporate administrative expenses did not increase at the same rate as revenues increased during the comparable period.

        Interest expense increased $40,000 to $121,000 during the Fiscal 2004 First Quarter as compared to the Fiscal 2003 First Quarter primarily due to the reclassification of dividends as interest expense on preferred stock issued pursuant to the Reorganization Plan in accordance with Statement of Financial Accounting Standard No. 150.

        Interest and dividend income is the result of our investments in marketable securities.

        We also recognized a gain of $1,631,000 on the sale of securities during the Fiscal 2004 First Quarter.

Twelve Months Ended June 30, 2003 Compared to Twelve Months Ended June 30, 2002

        Total revenues increased to $17,091,000 from $16,511,000 for the twelve months ended June 30, 2003 ("Fiscal 2003") compared to the twelve months ended June 30, 2002 ("Comparable Twelve Month 2002 Period"), a 3.5% increase. The increase is due primarily to a $708,000 increase in pawn service charges on outstanding loans which is attributable to a 52.3% increase in outstanding pawn loan receivables to $4,571,000 as of June 30, 2003. The increase in pawn loan receivables outstanding is due to the implementation of our new lending guidelines effective August 2002 when we completed the Merger and emerged from bankruptcy with sufficient working capital to allow for the increase in loans. Merchandise sales for Fiscal 2003 were $11,481,000 compared to $11,480,000 for the Comparable Twelve Month 2002 Period. We opened one new store and acquired two stores in Fiscal 2003. The new locations contributed $552,000 to the increase in total revenue.

        Gross profit in Fiscal 2003 increased to $8,921,000 from $7,975,000 for the Comparable Twelve Month 2002 Period, a 11.9% increase. Gross profit as a percent of total revenue increased to 52.2% in Fiscal 2003 compared to 48.3% for the Comparable Twelve Month 2002 Period. The increase in gross profit is attributable to the increased pawn service charges. Gross profit on merchandise sales increased $366,000 or 12.4% to $3,311,000 in Fiscal 2003. New locations contributed $141,000 to the increase in gross profit.

        Gross profit as a percent of merchandise sales will be affected by our lending practices and ability to effectively implement our specialty retail strategies. Management anticipates that gross profit as a percent of merchandise sales will decrease in the twelve months ended June 30, 2004 ("Fiscal 2004") due to continued efforts to increase inventory turnover which may result in discounting sales prices.

        Store operating expenses consist of all items directly related to the operation of stores, including salaries and related payroll costs, rent, property taxes, utilities, advertising, licenses, supplies, security costs, and other miscellaneous store expenses. Store operating expenses decreased 6.8% to $5,484,000, or 32.1% of total revenues, during Fiscal 2003 from $5,883,000, or 35.6% of total revenues, during the Comparable Twelve Month 2002 Period.

        Store contribution margin, which represents gross profit less store operating expenses, increased 64.2% to $3,437,000 or 20.1% of total revenues from $2,093,000, or 12.7% of total revenues, during Fiscal 2003 compared to the Comparable Twelve Month 2002 Period due to improved performance at our stores following the bankruptcy filing.

Liquidity and Capital Resources

        Our operations and growth have been financed with funds provided by the Merger in conjunction with the Reorganization Plan, bank borrowings and funds generated from operations.

        We cancelled all equity interests as of the Confirmation Date of the Reorganization Plan, which included all common and preferred shareholder interests, and interests of any holders of options or warrants, and issued 2,079,948 shares of Common Stock to our unsecured creditors in exchange for cancellation of indebtedness upon completion of the Merger on August 30, 2002. The equity holders of CMHI received 1,071,636 shares of Series A Preferred Stock and 500,042 shares of Series B Preferred Stock. The Series B Preferred Stock is convertible at a ratio of approximately 3.44 shares of Common Stock for each share of Series B Preferred Stock to a total of 1,720,130 shares of Common Stock. As a result of the Merger, we received $2,565,000 in cash and $5,084,000 in marketable securities.

        We negotiated a post-confirmation credit facility with Comerica Bank (the "Bank") in the amount of $4,000,000 that matures on June 30, 2004 and bears interest at 9% per annum (the "Credit Facility"), subject to monthly mandatory principal reductions each in the amount of $100,000, commencing February 1, 2004 through and including June 1, 2004. We also pledged additional collateral in the form of marketable and other securities to the Bank in the amount of $2,500,000. Under the terms of the Credit Facility, we are required to maintain certain financial ratios and comply with certain technical covenants. We were in compliance with the requirements and covenants as of December 31, 2003. During Fiscal 2003 we paid fees associated with the Credit Facility totaling $125,000.

        As of September 30, 2003 our primary sources of liquidity were $2,564,000 in cash and cash equivalents, $4,591,000 in marketable securities, $186,000 in trade accounts receivable, $576,000 in pawn service charges receivable, $5,250,000 in pawn loan receivables, $2,825,000 in inventories, and $299,000 in available and unused funds under the Credit Facility.

        We used cash acquired in the Merger to fund the growth of the business and to acquire three new stores and to fund the cost of operations of the new location established in Fiscal 2003.

        Our profitability and liquidity is affected by the amount of loans outstanding, which is controlled in part by our lending decisions. We are able to influence the frequency of forfeiture of collateral by increasing or decreasing the amount loaned in relation to the sales value of the pledged property. Tighter credit decisions generally result in smaller loans in relation to the estimated sales value of the pledged property and can thereby decrease our aggregate loan balance and, consequently, decrease pawn service charges. Additionally, lower loans in relation to the pledged property's estimated sales value tend to slightly increase loan redemptions and improve our liquidity. Conversely, providing higher loans in relation to the estimated sales value of the pledged property can result in an increase in our pawn service charge income. Higher average loan balances can also result in a slight increase in loan forfeitures, which increases the quantity of goods on hand and, unless we increase inventory turnover, reduces our liquidity.

        We believe we have sufficient working capital to fund our current operations for Fiscal 2004. Our ability to expand through the acquisition of new stores and other businesses will be dependent on our ability to replace our existing Credit Facility with a new borrowing agreement or successful completion of the Offering. The Bank has indicated that it will not renew the loan due beyond June 30, 2004 due to a change in Bank policy.

        The Series A Preferred Stock must be redeemed for cash at $5.00 per share by us beginning April 30, 2005 in amounts of at least $500,000 per year. Each April 30 thereafter through 2009 an additional 100,000 shares must be redeemed for cash at $5.00 per share. On April 30, 2010 any unredeemed shares must be redeemed for cash at $5.00 per share plus any accrued and unpaid dividends.

        The following table summarizes our contractual obligations at June 30, 2003, and the effect such obligations are expected to have on liquidity and cash flow in future periods, assuming the Credit Facility is not renewed or extended in future periods (in thousands):

	Credit Facility	Other Long Term Debt	Preferred Stock Redemption Requirement	Preferred Stock Dividend Requirement	Non- cancelable leases for continuing obligations	Total
2004	$3,934	$139	$—	$393	$1,342	$5,808
2005	—	123	500	389	968	1,980
2006	—	123	500	364	736	1,723
2007	—	124	500	339	612	1,575
2008	—	27	500	314	573	1,414

Total	$3,934	$536	$2,000	$1,799	$4,231	$12,500

Recent Accounting Pronouncements

        In June 2001 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141"), and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which are effective for the fiscal years beginning after December 15, 2001. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 142 requires that the cost of certain intangible assets will no longer be subject to amortization. The adoption of SFAS 141 and SFAS 142 did not have a significant impact on our consolidated financial position or results of operations.

        In August 2001 the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Disposal or Impairment of Long-Lived Assets" ("SFAS 144"). SFAS 144 supercedes SFAS 121 and the portion of Accounting Principles Board Opinion No. 30 that deals with the disposal of a business segment. SFAS 144 is effective for fiscal years beginning after December 15, 2001. The impact of implementation of SFAS 144 is expected to have no effect on our consolidated financial position or our results of operations except for certain classifications within the statement of operations.

        In January 2003 the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin 51, "Consolidated Financial Statements," for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of our expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after December 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of the provisions of FIN 46 will not have a material impact upon our financial condition or results of operations.

        In May 2003 the FASB issued Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS 150"). This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Series A Preferred Stock is classified as a liability in accordance with SFAS 150 and dividends on the Preferred Stock are treated as interest expense.

Inflation

        We do not believe inflation has had a material effect on our lending activities or our results of operations.

Seasonality

        Our retail operations are seasonal in nature, with increased merchandise sales during the second and third quarters of each fiscal year. Our lending operations are also seasonal, with increased lending activities during the first and fourth quarters of each fiscal year.

Factors That Could Affect Future Performance

        See "Risk Factors."

DESCRIPTION OF PROPERTY

        We currently lease all of our locations with monthly rental payments ranging from $1,300 to $7,000 per location and having initial lease terms expiring from October 2003 through December 2005. Substantially all of our leased locations include renewal options. The size of the leased store locations range from approximately 1,200 to 13,000 square feet. We lease all of these properties from unaffiliated third parties.

        The following table sets forth the geographic markets served by us and the number of stores in each market as of September 30, 2003, June 30, 2003, June 30, 2002 and February 2, 2002:

	Number of Stores as of 09-30-03	Number of Stores as of 06-30-03	Number of Stores as of 06-30-02	Number of Stores as of 02-02-02
Georgia:
Atlanta Metropolitan Area	20	19	16	16
Dalton	1	1	1	1
Rome	1	1	1	1
Calhoun	1	1	1	1

Total Georgia	23	22	19	19
Alabama:
Mobile	0	0	0	1

Total Alabama	0	0	0	1
North Carolina:
Charlotte	3	3	3	3

Total North Carolina	3	3	3	3
South Carolina:
Greenville Metropolitan Area	1	1	1	1

Total South Carolina	1	1	1	1
Florida:
Pensacola	0	0	0	1

Total Florida	0	0	0	1

TOTAL	27	26	23	25

        We consider our equipment, furniture and fixtures and leased buildings to be in good condition. Our leases typically require us to pay all maintenance costs, insurance costs and property taxes. We are operating one of our locations on a month-to-month basis. Except for the leased properties listed above, we do not have any other real estate investments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We were not a party to any transactions or series of transactions in amounts exceeding $60,000 with directors, nominees for directors, executive officers, security holders discussed under "Security Ownership of Certain Beneficial Owners and Management," or a member of the immediate family of any of the foregoing during the last two years, other than the following:

        Effective August 30, 2002, C/M Holdings, Inc., a Texas corporation ("CMHI"), an affiliate of Jeffrey A. Cummer and Dwayne A. Moyers, two of our directors and officers, was merged with and into us (the "Merger"). In connection with the Merger, Mr. Cummer and Mr. Moyers, in addition to securities received on a pro rata basis with other security holders of the classes issued, each received a one-time investment fee of $75,000 from us.

        During Fiscal 2001 we secured a $600,000 subordinated credit facility from Hulen Pawn Shop Investors, L.L.C. (the "Hulen Note"), an affiliate of Jeffrey A. Cummer and Dwayne A. Moyers, which loan was approved by the Bankruptcy Court on July 16, 2001. The Hulen Note had a maturity date of December 31, 2002, bore interest at a rate of the prevailing prime rate plus 5%, and was convertible, at the option of the lender, into up to 12% of our Common Stock after reorganization. The Hulen Note was repaid in full in September 2002.

        On October 3, 2003 we purchased from American IronHorse Motorcycle Company, Inc. ("American IronHorse") a $1,000,000 principal amount 12% secured subordinated note due September 30, 2004 (the "2003 Note") and a warrant to purchase 100,000 shares of common stock of

American IronHorse at $15.00 per share. In connection with the purchase of such securities, American IronHorse granted to us for a period of thirty days immediately following December 31, 2003, the right to purchase up to 166,666 shares of common stock of American IronHorse at $6.00 per share (the "Additional Shares"). We may elect to purchase the Additional Shares by converting the unpaid principal balance of, and the accrued but unpaid interest on, the 2003 Note. For each $6.00 of unpaid principal balance of, and accrued but unpaid interest on, the 2003 Note, we will be entitled to purchase one Additional Share. In connection with our purchase of the 2003 Note, we received a fee of 5% of the purchase price, or $50,000, and we will receive an additional $50,000 fee upon the earlier of the repayment or conversion in full of the 2003 Note in connection with the purchase of the Additional Shares. As of November 30, 2003 Dwayne A. Moyers and Jeffrey A. Cummer, two of our directors and officers are, directly and through affiliates, holders of 816,849 shares, or 24.11%, of the outstanding common stock of American IronHorse (which would be reduced to 18.33% assuming conversion and exercise of all outstanding convertible securities). Mr. Moyers is also a director of American IronHorse.

        On December 22, 2003 we subscribed for 225,000 shares of common stock of American IronHorse pursuant to a rights offering by American IronHorse at $6.00 per share (total $1,350,000). In December 2003 we purchased 17,370 shares of common stock of American IronHorse from a former employee for $104,220. We also purchased 1,800 shares of Series A Preferred Stock and 735 shares of Series B Preferred Stock from the same former employee for $16,044 and $11,304, respectively. In December 2003 we also purchased a total of $104,000 in principal amount of American IronHorse notes from a terminated employee and her family members for $104,815, which we subsequently converted into 10,154 shares of common stock of American IronHorse.

        In connection with our investment in American IronHorse, on October 3, 2003 our subsidiary Xponential Advisors, Inc. entered into a management agreement with American IronHorse. Management services are provided by John R. Boudreau and Robert W. Schleizer, who are also our officers and directors, and other of our employees. Mr. Boudreau is serving as the interim President of American IronHorse. For these services, Xponential Advisors, Inc. receives a management fee of $5,700 per week plus twenty-five shares of common stock of American IronHorse for each hour worked by Mr. Schleizer. The management agreement terminates upon the earlier to occur of (i) the repayment in full of the 2003 Note or (ii) the expiration of six months immediately following the conversion in full of the 2003 Note into Additional Shares.

        Sanders Morris Harris, Inc., a related party which employs Jeffrey A. Cummer and Dwayne A. Moyers, two of our directors and officers, executes security transactions for us. Commissions earned by Sanders Morris Harris, Inc. were $33,110 and $11,302 for the Fiscal 2004 First Quarter and for Fiscal 2003, respectively.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

        There is currently no public trading market for our Common Stock. As of September 30, 2003 there were approximately 601 holders of record of our Common Stock.

        There have been no cash dividends declared on our Common Stock during the last two fiscal years. The Certificate of Designation for the Series A and Series B Preferred Stock contains restrictions on our ability to pay dividends to holders of our Common Stock. Also, the terms of our loan agreement prohibit us from paying cash dividends on our Common Stock.

        Additionally, Section 170 of the Delaware General Corporation Law restricts the declaration and payment of dividends to be made only from surplus, as defined in and computed in accordance with Sections 154 and 244 of such law, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, provided that dividends cannot be declared or paid from net profits if there is a capital deficiency, as defined in the law, that has not been cured.

        We presently intend to retain our earnings, if any, to fund development and growth of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

        The following table sets forth the cash and noncash compensation for the fiscal year ended June 30, 2003 ("Fiscal 2003"), the twelve months ended June 30, 2002, the fiscal year ended February 2, 2002 ("Fiscal 2001") and the fiscal year ended February 3, 2001 ("Fiscal 2000") of (i) the individual who served as our Chief Executive Officer during Fiscal 2003 and (ii) our four other most highly compensated executive officers who were serving as executive officers as of the end of Fiscal 2003 and whose total annual salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

Annual Compensation(1)					Long-Term Compensation Awards
Name and Principal Position	Year		Salary($)	Bonus($)	Securities Underlying Options(#)
John R. Boudreau(2) Chairman of the Board, President and Chief Executive Officer	2003 2002 2001 2000	*	144,000 144,554 89,169 —	150,000 — — —	130,000 — — —
Robert W. Schleizer(3) Chief Financial Officer, Executive Vice President and Treasurer	2003 2002 2001 2000	*	180,000 245,762 270,375 —	150,000 — — —	130,000 — — —
Roger F. Hogan(4) Chief Operating Officer	2003 2002 2001 2000	*	110,000 91,000 67,333 —	36,271 — 24,289 —	25,000 — — —
Dwayne A. Moyers(5)(6) Chairman of the Board and Vice President	2003 2002 2001 2000	*	134,135 2,000 — —	— — — —	55,000 — — —
Jeffrey A. Cummer(6)(7) Vice President	2003 2002 2001 2000	*	134,135 — — —	— — — —	30,000 — — —

*
On May 24, 2002 the Board of Directors changed our fiscal year end from the Saturday nearest January 31 to June 30. The amounts listed for the twelve months ended June 30, 2002 include the last eight months of Fiscal 2001, resulting in an overlap period of eight months.

(1)
The Named Executive Officers received personal benefits in addition to salary and bonuses, the aggregate amount of which did not exceed the lesser of $50,000 or 10% of the total of their annual salary and bonus, and is therefore not required to be reported.

(2)
Mr. Boudreau was appointed Chairman of the Board, President and Chief Executive Officer in June 2001. He resigned as Chairman in September 2002.

(3)
Mr. Schleizer is a partner with Tatum CFO Partners, LLP ("Tatum"), which receives a resource fee equal to 20% of Mr. Schleizer's salary. Tatum received total payments of $36,000, $19,407 and $37,913 in Fiscal 2003, the twelve months ended June 30, 2002 and Fiscal 2001, respectively.

(4)
Mr. Hogan joined us in November 1994 as a store associate. He was promoted to Store Manager in April 1995, District Manager in August 1995, Regional Manager in January 2001, and to Chief Operating Officer in October 2001.

(5)
Mr. Moyers was appointed Vice President in August 2002 and Chairman of the Board in September 2002. Compensation for the twelve months ended June 30, 2002 represents directors' fees.

(6)
Compensation for 2003 includes salary and a one time investment fee of $75,000 in connection with the Merger.

(7)
Mr. Cummer was appointed Vice President in August 2002.

Option Grants to Executives

        The following table sets forth the individual grants of stock options made during Fiscal 2003 to the Named Executive Officers:

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date
John R. Boudreau	100,000	(2)	24.69%	$1.00	02-28-13
	30,000	(3)	7.41%	$1.00	02-28-13
Robert W. Schleizer(4)	100,000	(2)	24.69%	$1.00	02-28-13
	30,000	(3)	7.41%	$1.00	02-28-13
Roger F. Hogan	10,000	(2)	2.47%	$1.00	02-28-13
	15,000	(3)	3.70%	$1.00	02-28-13
Dwayne A. Moyers	25,000	(2)	6.17%	$1.00	02-28-13
	30,000	(3)	7.41%	$1.00	02-28-13
Jeffrey A. Cummer	30,000	(3)	7.41%	$1.00	02-28-13

(1)
All options were granted pursuant to our 2003 Stock Option Plan and have a term of ten (10) years from the date of grant. The option exercise prices were the fair market value on the date of grant.

(2)
These options vested in full on the date of grant.

(3)
These options were granted contingent on our achieving EBITDA of $500,000 for the fiscal year ended June 30, 2003. The threshold was achieved, and the options will vest two-thirds on June 30, 2004 and one-third on June 30, 2005.

(4)
Mr. Schleizer is a partner with Tatum CFO Partners, LLP, which received 25% of the options granted to Mr. Schleizer.

Option Exercises and Values

        No options were exercised by the Named Executive Officers during Fiscal 2003. The following table sets forth the value of unexercised options at the end of Fiscal 2003 for the Named Executive Officers:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End($) Exercisable/ Unexercisable(1)
John R. Boudreau	100,000/30,000	$100,000/$30,000
Robert W. Schleizer	100,000/30,000	$100,000/$30,000
Roger F. Hogan	10,000/15,000	$10,000/$15,000
Dwayne A. Moyers	25,000/30,000	$25,000/$30,000
Jeffrey A. Cummer	0/30,000	$0/$30,000

(1)
The fair market value of the underlying Common Stock for purposes of this table was $1.00 per share at June 30, 2003.

Compensation of Directors

        The Board of Directors meets at least quarterly and non-employee Directors are paid a fee of $1,000 for attendance at each meeting. In addition, non-employee committee members are paid a fee of $500 for attendance at each committee meeting. Directors are also reimbursed for their ordinary and necessary expenses incurred in attending meetings of the Board of Directors or a committee thereof.

        Non-employee Directors are also eligible for stock option grants under our 2003 Stock Option Plan. The number of shares subject to options, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions) are within the discretion of the Board of Directors and the Compensation Committee. During Fiscal 2003 a total of 50,000 options were granted to non-employee Directors, all with an exercise price of $1.00 per share.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        We have not entered into any compensatory plan or arrangement, including payments to be received from us, for any of the Named Executive Officers that will result from any termination of employment, a change in our control, or a change in the officer's responsibilities following a change in our control, in which the amount involved, including all periodic payments or installments.

INDEX TO FINANCIAL STATEMENTS

        Our financial statements listed below are contained herein beginning at page F-1:

        All schedules have been omitted because either they are not required or are not applicable or because the required information has been included elsewhere in the Financial Statements or the notes thereto.

WHERE TO FIND MORE INFORMATION

        We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the Convertible Notes that may be sold by this Prospectus. This Prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. You should refer to the registration statement, including its exhibits and schedules, for further information about us or the Convertible Notes that may be sold by this Prospectus. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where any contract or other document is an exhibit to the registration statement, we refer you to that exhibit for a more complete description of the matter involved.

        We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy and information statements, and other information with the Commission.

        You may read and copy any materials we file with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Our Commission filings are also available to you at an Internet site maintained by the Commission that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. That address is www.sec.gov. Our Internet address is www.xponential.us which also has a direct link to our Commission filings.

Report of Independent Certified Public Accountants

The Board of Directors and Stockholders
Xponential, Inc.:

        We have audited the accompanying consolidated balance sheet of Xponential, Inc. and subsidiaries as of June 30, 2003 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the ten months ended June 30, 2003, the two months ended August 31, 2002, the five months ended June 30, 2002, and the year ended February 2, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Notes 1 and 4, effective August 30, 2002, the Company was reorganized under a plan confirmed by the United States Bankruptcy Court and adopted a new basis of accounting whereby all remaining assets and liabilities were adjusted to their estimated fair values. Accordingly, the consolidated financial statements for periods subsequent to the reorganization are not comparable to the consolidated financial statements presented for prior periods.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Xponential, Inc. and subsidiaries as of June 30, 2003 and the results of their operations and their cash flows for the ten months ended June 30, 2003, the two months ended August 31, 2002, the five months ended June 30, 2002, and the year ended February 2, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON, LLP

Dallas, Texas
August 22, 2003

XPONENTIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

June 30, 2003

(In Thousands, Except Per Share Data)

Assets
Current assets:
Cash and cash equivalents	$220
Accounts receivable	176
Pawn service charges receivable	503
Pawn loans receivable	4,571
Inventories	2,540
Investments	7,725
Prepaid expenses and other current assets	245

Total current assets	15,980

Property and equipment	889
Intangible asset	41
Other assets	107

Total assets	$17,017

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of notes payable	$4,074
Accounts payable	128
Accrued interest payable	20
Accrued payroll and payroll taxes	601
Deferred revenue	82
Other accrued expenses	178

Total current liabilities	5,083

Long term notes payable	396

5,479
Commitments and contingencies	—
Redeemable preferred stock:
Preferred stock—Series A; $0.01 par value, 1,250,000 shares authorized; 5% cumulative dividend, liquidation preference $5.00 per share; 1,071,636 shares issued and outstanding	5,358
Stockholders' equity
Preferred stock—Series B; convertible, 500,050 shares authorized; 5% cumulative dividend, liquidation preference $5.00 per share, ($2,500,250); 500,042 shares issued and outstanding	5
Common stock $0.01 par value; 10,000,000 shares authorized: 2,079,948 issued and outstanding	21
Additional paid-in capital	4,206
Retained earnings	190
Accumulated other comprehensive income	1,758

Total stockholders' equity	6,180

Total liabilities and stockholders' equity	$17,017

See accompanying notes to consolidated financial statements.

XPONENTIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Predecessor			Reorganized Company
	For the year ended February 2, 2002	For the Five Months Ended June 30, 2002	Two Months Ended August 31, 2002	Ten Months Ended June 30, 2003
Revenues:
Merchandise sales	$14,154	$3,768	$1,578	$9,903
Pawn service charges	5,829	1,797	853	4,643
Other	304	74	38	76

Total revenues	20,287	5,639	2,469	14,622
Cost of sales	11,807	2,737	1,075	7,095

Gross profit	8,480	2,902	1,394	7,527

Expenses:
Store operating expenses	7,629	2,104	896	4,588
Corporate administrative expenses	2,509	998	336	2,747
Interest expense	1,282	149	83	233
Depreciation and amortization	481	171	63	265

Total expenses	11,901	3,422	1,378	7,833

Operating income (loss)	(3,421)	(520)	16	(306)
Interest and dividend income	—	—	—	123
Gain on disposition of assets	—	—	—	2
Gain on sale of investments	—	—	—	699
Reorganization expenses	(265)	—	(241)	—

Income (loss) from continuing operations	(3,686)	(520)	(225)	518
Gain (loss) from discontinued operations	(47)	—	—	—
Extraordinary items:
Gain on debt discharge	—	—	11,810	—

Net income (loss)	(3,733)	(520)	11,585	518
Preferred stock dividend requirement	—	—	—	(328)

Net income (loss) allocable to common stockholders	$(3,733)	$(520)	$11,585	$190

Income (loss) per common share:
Basic
Continuing operations	$(1.47)	$(0.21)	$(0.09)	$0.09
Discontinued operations	(0.02)	—	—	—
Extraordinary items	—	—	4.72	—

	$(1.49)	$(0.21)	$4.63	$0.09

Diluted
Continuing operations	$(1.47)	(0.21)	$(0.09)	$0.08
Discontinued operations	(0.02)	—	—	—
Extraordinary items	—	—	4.72	—

	$(1.49)	$(0.21)	$4.63	$0.08

See accompanying notes to consolidated financial statements.

XPONENTIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

Years Ended June 30, 2003 and February 2, 2002

(In Thousands, Except Share Data)

					Series A redeemable common stock purchase warrants		Series B redeemable common stock purchase warrants		Additional common stock purchase warrants
	Preferred stock		Common stock								Retained Earnings (Accumulated deficit)			Total stockholders' equity (deficit)
										Additional paid-in capital		Other Comprehensive Income	Treasury stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at February 3, 2001	416,667	$2,500	2,503,149	$25	1,974,060	$249	1,380,000	$86	$60	$22,004	$(29,154)	$—	$(70)	$(4,300)
Net Loss	—	—	—	—	—	—	—	—	—	—	(3,733)	—	—	(3,733)

Balance at February 2, 2002	416,667	2,500	2,503,149	25	1,974,060	249	1,380,000	86	60	22,004	(32,887)	—	(70)	(8,033)
Net Loss	—	—	—	—	—	—	—	—	—	—	(520)	—	—	(520)

Balance at June 30, 2002	416,667	2,500	2,503,149	25	1,974,060	249	1,380,000	86	60	22,004	(33,407)	—	(70)	(8,553)
Net Income	—	—	—	—	—	—	—	—	—	—	11,585	—	—	11,585
Fresh Start Adjustments	(416,667)	(2,500)	(423,201)	(4)	(1,974,060)	(249)	(1,380,000)	(86)	(60)	(20,152)	21,822	—	70	(1,159)
Issuaance of Preferred Stock in Connection with Merger	500,042	5	—	—	—	—	—	—	—	2,345	—	—	—	2,350

Balance at August 31, 2002	500,042	5	2,079,948	21	—	—	—	—	—	4,197	—	—	—	4,223
Compensation Recognized with Issuance of Stock Options	—	—	—	—	—	—	—	—	—	9	—	—	—	9
Preferred Stock Dividends Paid	—	—	—	—	—	—	—	—	—	—	(328)	—	—	(328)
Net Income	—	—	—	—	—	—	—	—	—	—	518	—	—	518
Other Comprehensive Income
Unrealized Gain on Investments	—	—	—	—	—	—	—	—	—	—	—	1,758	—	1,758

Comprehensive Income	—	—	—	—	—	—	—	—	—		518	1,758	—	2,275

Balance at June 30, 2003	500,042	$5	2,079,948	$21	—	$—	—	$—	$—	$4,206	$190	$1,758	$—	$6,180

See accompanying notes to consolidated financial statements.

XPONENTIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Predecessor			Reorganized Company
		Five Months Ended June 30, 2002	Two Months Ended August 31, 2002
	Year Ended February 2, 2002			Ten Months Ended June 30, 2003
Cash flows from operating activities:
Net income (loss)	$(3,733)	$(520)	$11,585	$518
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss on sale of stores	47	—	—	—
Depreciation and amortization	481	171	63	274
Amortization of debt issuance costs	102	—	—	—
Gain on debt discharge	—	—	(11,810)	—
Changes in operating assets and liabilities, net of effect of acquisition and merger:
Accounts receivable	36	—	(24)	(79)
Pawn service charges receivable	291	3	(45)	(128)
Inventories, net	1,740	511	62	73
Prepaid expenses and other current assets	227	90	(3)	(68)
Prepetition liabilities, accounts payable and accrued liabilities	1,255	141	(56)	219

Net cash provided by operating activities	446	396	(228)	809

Cash flows from investing activities:
Pawn loans made, net	2,771	50	(414)	(1,156)
Proceeds from sale of stores	800	—	—	—
Acquisition of stores	—	—	—	(112)
Proceeds from Sale of investments	—	—	—	2,780
Purchases of investments	—	—	—	(3,641)
Purchases of property and equipment	(67)	(76)	—	(432)
Cash acquired in merger	—	—	—	2,565

Net cash provided by (used in) investing activities	3,504	(26)	(414)	4

Cash flows from financing activities:
(Principal payments) borrowings on notes payable	(3,954)	(406)	455	(455)
Dividends paid	—	—	—	(328)

Net cash provided by (used in) financing activities	(3,954)	(406)	455	(783)

Net increase (decrease) in cash and cash equivalents	(4)	(36)	(187)	30
Cash and cash equivalents at beginning of period	417	413	377	190

Cash and cash equivalents at end of period	$413	$377	$190	$220

Supplemental disclosures of cash flow information:
Cash paid for interest	$688	$149	$83	$218

See accompanying notes to consolidated financial statements.

XPONENTIAL, INC.

Notes To Consolidated Financial Statements

June 30, 2003

(1) Organization and Business

        Xponential, Inc., formerly PawnMart, Inc. (the "Company"), was incorporated in Delaware on January 13, 1994. Effective February 28, 2003, the Company changed its name to "Xponential, Inc." The Company's wholly owned subsidiary PawnMart, Inc. is a specialty finance and retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property, and buying and selling pre-owned merchandise. As of June 30, 2003, the Company owned and operated 26 stores located in Georgia, North Carolina, and South Carolina.

        On July 9, 2001 (the "Petition Date"), the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the "Bankruptcy Court") in the case of PawnMart, Inc., Debtor, Case No. 01-44957-BJH-11. On May 20, 2002 (the "Confirmation Date"), the Bankruptcy Court entered an order (the "Confirmation Order") confirming the Company's first amended plan of reorganization (the "Plan"). The Plan became effective on May 31, 2002 (the "Effective Date").

        The Company successfully emerged from bankruptcy on August 30, 2002 when it consummated a merger (the "Merger") with C/M Holdings, Inc. ("CMHI"). The reorganized Company adopted fresh-start reporting and gave effect to its emergence from bankruptcy and consummation of the Plan on August 30, 2002. There was no reorganization value in excess of amounts allocated to identifiable assets.

(2) Summary of Significant Accounting Policies

(a)
Basis of Presentation and Fiscal Years

        The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary, PawnMart, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

        Management of the Company makes estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP). Actual results could differ from those estimates.

        The Board of Directors of the Company determined in May 2002 that it was in the Company's best interest to change its fiscal year end from the Saturday nearest January 31 to June 30 to more accurately reflect the Company's post bankruptcy operating results. The change in fiscal year end was effective June 30, 2002.

(b)
Fresh-start Reporting

        The accompanying financial statements have been prepared in accordance with US GAAP includes the American Institute of Certified Public Accountants Statement of Position 90-7: "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

        Fresh-start reporting as set forth in SOP 90-7 requires that the reorganized Company restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the reorganized Company to allocate its reorganization value to its assets based upon their estimated fair value. Each liability existing on the Confirmation Date was to be stated at the present value of amounts to be paid, determined using an appropriate discount rate.

(c)
Cash and Cash Equivalents

        The Company considers any highly liquid investments with original maturities of three months or less to be cash equivalents.

(d)
Loans and Revenue Recognition

        Pawn loans (loans) are generally made on the pledge of tangible personal property for one month, with an automatic extension period from ten to sixty days in accordance with statutory requirements except for loans on auto titles which have shorter extension periods. Pawn service charges are accrued on a constant-yield basis over the life of the loan on all pawn loans the Company deems collectible based on historical loan redemption statistics. If a loan is not repaid, the principal amount advanced on the loan, or the fair value of the collateral, if lower, exclusive of any uncollected pawn service charges, becomes the carrying value of the forfeited collateral (inventories), which is recovered through sale.

        Pawn service charges receivable represent an amount equivalent to one month's earned pawn service charges, net of an allowance for pawn service charges deemed uncollectible, based on the Company's historical loan redemption rate.

        Merchandise sales consist of direct sales of merchandise to customers. Sales are recognized when title and risk of loss have passed to the customer, which is generally at the point of sale.

(e)
Investments

        Investments consist of marketable debt and equity securities available for sale. Available for sale securities are measured at fair value, with net unrealized gains and losses reported in accumulated other comprehensive as a component of stockholders' equity.

(f)
Inventories

        Inventories are recorded at cost and represent merchandise acquired from forfeited loans, merchandise purchased directly from the public and merchandise purchased from vendors. The cost of inventories is determined on the specific identification method. Inventories are stated at the lower of cost or market. Interim payments from customers on layaway sales are credited to deferred revenue and subsequently recorded as income during the period in which final payment is received. Deferred revenues related to layaway sales totaled approximately $83,000 as of June 30, 2003 and are included in other accrued expenses in the accompanying consolidated balance sheets.

        The Company provides an allowance for valuation based on management's evaluation of the merchandise. The allowance deducted from the carrying value of inventory totaled approximately $103,000 at June 30, 2003. Deductions from inventory allowances for write-off or other dispositions of inventory totaled approximately $95,000, $16,000, and $212,000, during the year ended June 30, 2003, five months ended June 30, 2002 and February 2, 2002, respectively.

(g)
Property and Equipment

        Property and equipment are recorded at cost. Depreciation is determined on the straight-line method based on estimated useful lives of two to seven years for equipment. The costs of improvements on leased stores are capitalized as leasehold improvements and are amortized on the straight-line method over the shorter of the lease term or their estimated useful lives. The cost of property retired or sold and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is recorded in the results of operations in the period retired.

        The Company determines whether its property and equipment is impaired whenever events or circumstances indicate the carrying amount of its property and equipment may not be recoverable. Recoverability is measured by a comparison of the carrying amount to future undiscounted net cash flows expected to be generated. If the carrying amount exceeds its estimated future net cash flows, an impairment charge is recognized by the amount by which the carrying amount of the assets exceeds the fair value of the asset.

(h)
Intangible Assets

        Intangible assets consist of customer lists and are amortized over a two year period using the straight-line method. Intangible assets amounted to $41,000, net of $6,000 of accumulated amortization as of June 30, 2003 and are included in other assets.

(i)
Income Taxes

        The Company and its subsidiary file a consolidated Federal income tax return. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        A valuation account is used to reduce the net deferred tax assets to amounts expected to be realized.

(j)
Advertising Costs

        Advertising costs are expensed the first time advertising takes place. Advertising expense was approximately $30,000, $22,000 and $9,000 for the fiscal years ended June 30, 2003, February 2, 2002, and the five month period June 30, 2002, respectively.

(k)
Fair Values of Financial Instruments

        Pawn loans are outstanding for a relatively short period of time, generally 90 days or less, depending on local regulations. The rate of finance and service charge is determined by regulatory guidelines and bears no valuation relationship to interest rate market movements. For these reasons, management believes that the fair value of pawn loans approximates their carrying value. The Company's revolving line of credit with Comerica Bank bears interest at a variable rate that is frequently adjusted on the basis of market rate changes and is equal to rates available for debt with similar characteristics. Accordingly, management believes that the carrying value of such debt approximates its fair value. The carrying amount of all other financial instruments including cash, receivables and payables included in the Company's consolidated balance sheet approximate fair value due to the short maturity of these instruments.

(l)
Stock Based Compensation

        Effective January 1, 2003, the Company adopted the fair value method defined in SFAS No. 123, "Accounting for Stock-Based Compensation," in accounting for our stock option plans, where previously the Predecessor Company applied Accounting Principles Board's Opinion No. 25, ("APB No. 25"), "Accounting for Stock Issued to Employees," and related Interpretations. SFAS No. 123 indicates that the fair value method is the preferable method of accounting, and we have elected to apply it for all options granted for the reorganized company after August 31, 2002. Under APB No. 25, compensation costs related to stock options issued pursuant to compensatory plans are measured based on the difference between the quoted market price of the stock at the measurement date (ordinarily the date of grant) and the exercise price and should be charged to expense over the periods during which the grantee performs the related services. No stock-based employee compensation expense was recognized in the period ended February 2, 2002. All outstanding stock option grants of the Predecessor Company were cancelled in accordance with the Company's reorganization plan which was confirmed on May 20, 2002.

(l)
Net Income (Loss) Per Common Share

        Basic net income (loss) per common share is based upon the weighted average number of common shares outstanding during each period presented. Diluted income for common shares are based upon the weighted average number of common shares outstanding during the period, plus, if dilutive, the assumed exercise of stock options and the conversion of convertible securities during the beginning of the year, or for the period outstanding during the year.

(m)
Segment Information

        Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (Statement No. 131) establishes standards for the way public business enterprises are to report information about operating segments. The Company defines each of its stores as operating segments; however, management has determined that all of its stores have similar economic characteristics and also meet the other criteria which permit the stores to be aggregated into one reportable segment.

(3) Recent Accounting Pronouncements

        On April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which, among other things, rescinded SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt." SFAS No. 4 required gains and losses from extinguishments of debt to be classified as extraordinary items, if material. Under SFAS No. 145, gains and losses on extinguishments of debt will no longer be classified as extraordinary unless they meet the unusual in nature and infrequency of occurrence criteria in the Accounting Principles Board's Opinion No. 30, "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," which is expected to be rare. We adopted SFAS No. 145 on July 1, 2002. Therefore, gains or losses on extinguishment of debt prior to maturity are no longer classified as extraordinary items unless they meet the unusual in nature and infrequency of occurrence criteria. The Company believes the extinguishment of debt in connection with the bankruptcy proceedings meets the criteria for classification as extraordinary.

        In November 2002, the FASB issued Interpretation (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," an Interpretation of SFAS No. 5, "Accounting for Contingencies," SFAS No. 57, "Related Party Disclosures," and SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." FIN 45 requires guarantors to recognize a liability at the inception of guarantee arrangements within its scope. Guarantors are also required to provide additional disclosures for guarantees. We adopted FIN 45 on January 1, 2003. There was no impact on reported net income or loss.

        In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin 51, "Consolidated Financial Statements," for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of the provisions of FIN 46 will not have a material impact upon the Company's financial condition or results of operations.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", ("SFAS 150"). This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with the standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We expect our Series A Preferred Stock will be reclassified as a liability as of July 1, 2003.

(4) Bankruptcy

        As described in Note (1) the Company filed for bankruptcy on July 9, 2001. In the Chapter 11 proceedings, substantially all liabilities as of the Petition Date were subject to compromise under the Plan.

        Under the terms of the Plan, the Company cancelled all equity interests of its common and preferred shareholders and interests of any holders of options and warrants. The Company issued 2,079,948 shares of Common Stock to its unsecured creditors in exchange for cancellation of indebtedness. In connection with the Merger with CMHI, the Company issued 1,071,636 shares of Series A Preferred Stock and 500,042 Series B Preferred Stock to the former shareholders of CMHI, which was owned in part by Dwayne A. Moyers and Jeffrey A. Cummer, officers and directors of the Company and by Carroll Dawson, a director of the Company. At the time of the Merger, CMHI did not have any business operations and principally held investments.

        The Bankruptcy Court confirmed the Plan on May 20, 2002 with an Effective Date of May 31, 2002. The consummation of the Plan was contingent on several material events including consummation of the Merger which occurred on August 30, 2002 which is reported herein as a material business combination. The Company acquired 100 percent of the outstanding common stock of CMHI on August 30, 2002. The results of CMHI's operations have been included in the financial statements since the date of the Merger.

        The Company adopted fresh-start reporting because holders of existing voting shares immediately before confirmation of the Plan received less than 50% of the voting shares of the emerging entity; (all pre-confirmation equity interests were cancelled), and the reorganization value is less than the postpetition liabilities and allowed claims, as shown below.

        The reorganization value of approximately $7.6 million resulted in a net value of approximately $1.9 million to the new common equity holders after allowance for post confirmation liabilities of the reorganized Company of $5.7 million. The reorganization value was determined in consideration of several factors and by reliance on various valuation methods including discounted cash flow, book value multiples of comparable companies in its industry, net realizable value of asset sales and other applicable methods. The calculated reorganization value was based on estimates and assumptions about circumstances in a relatively high-risk investment scenario that have not yet taken place in which there are significant economic and competitive uncertainties beyond the control of the reorganized Company. The Company assigned no value to the Company's net operating loss carryovers in the calculation of its reorganization value due to the lack of certainty of utilizing the net operating loss based on historical operating results and the potential limitations on use resulting from the Plan.

(in thousands)
Postpetition current liabilities	$5,145
Liabilities deferred pursuant to the Plan	700
Liabilities exchanged for equity in the reorganized Company	11,810

Total postpetition liabilities and allowed claims	17,655
Reorganization value	7,567

Excess of liabilities over reorganization value	$10,088

        After consideration of the Company's debt capacity, extensive negotiations among parties in interest, projected earnings before interest and taxes, free cash flow to interest and debt service and other capital considerations, it was agreed the Company's organization capital structure prior to the Merger, is as follows:

At August 30, 2002
(in thousands)

Postpetition current liabilities	$1,274
Notes payable—priority tax claims(1)	700
Post confirmation bank line of credit	3,720
Common stock	1,873

$7,567

(1)
Approximately $95,000 due in cash and $605,000 payable in quarter installments of approximately $100,000 per year at 7% interest per annum.

        The effects of the Plan on the Company's balance sheet as of August 30, 2002 is as follows:

	Prior to Plan Consummation	Debt Discharge	Fresh Start Adjustments	Reorganized Balance Sheet Prior to Merger
	(in thousands)
Assets
Current Assets
Cash and cash equivalents	$190	$—	$—	$190
Receivables	61	—	—	61
Pawn loan receivables	3,790	—	—	3,790
Inventory—net	2,554	—	—	2,554
Prepaid expenses and other current assets	177	—	—	177

Total current assets	6,772	—	—	6,772
Property and equipment, net	834	—	(160)	674
Debt issuance costs, net	1,000	—	(1,000)	—
Other assets, net	121	—	—	121

Total assets	$8,727	$—	$(1,160)	$7,567

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$674	$—	$—	$674
Notes payable—prepetition taxes, current portion	—	195	—	195
Prepetition liabilities	12,510	(12,510)	—	—
Notes payable—bank line of credit	3,720	(3,720)	—	—
Notes payable	600	—	—	600

Total current liabilities	17,504	(16,035)	—	1,469
Long term debt
Notes payable—prepetition taxes, net of current portion	—	505	—	505
Notes payable—bank line of credit	—	3,720	—	3,720

Total liabilities	17,504	(11,810)	—	5,694
Stockholders' equity (deficit)
Preferred stock (old)	2,500	(2,500)	—	—
Common stock (new)	—	21	—	21
Common stock (old)	25	(25)	—	—
Series A redeemable Common Stock purchase warrants	249	(249)	—	—
Series B redeemable Common Stock purchase warrants	86	(86)	—	—
Additional Common Stock purchase warrants	60	(60)	—	—
Additional paid-in capital	22,004	2,829	(22,981)	1,852
Accumulated deficit	(33,631)	11,810	21,821	—
Less treasury stock, at cost (old)	(70)	70	—

Total stockholders' equity (deficit)	(8,777)	11,810	(1,160)	1,873

Total liabilities and stockholders' equity (deficit)	$8,727	$—	$(1,160)	$7,567

        On August 30, 2002, the Company acquired 100 percent of the outstanding common shares of C/M Holdings, Inc. ("CMHI") pursuant the Plan.

        The aggregate purchase price for CMHI was approximately $7.8 million which was paid through the issuance of Series A and Series B Preferred Stock valued at $5.3 million and $2.5 million, respectively. The value of the Preferred Stock was based on liquidation preferences and dividend and conversion features.

        The following table summarizes the estimated value of the acquired assets and liabilities assumed at the date of the Merger.

At August 30, 2002
(in thousands)

Current assets	$2,725
Property and equipment, net	36
Investments, primarily common stock	5,117

Total assets acquired	7,878
Total liabilities assumed	20

Net assets acquired	$7,858

        The following is a condensed consolidated balance sheet August 30, 2002 (unaudited), which reflects the Merger:

	Xponential, Inc. Reorganized Balance Sheet Prior to Merger	CMHI Assets Acquired and Liabilities Assumed as of 8/30/2002		Reorganized Balance Sheet After Merger
	(in thousands)
Assets
Current assets	$6,772	$2,725		$9,497
Property and equipment, net	674	36		710
Other assets	121	5,117		5,238

Total assets	$7,567	$7,878		$15,445

Liabilities and stockholders' equity
Current liabilities	$1,469	$170	(1)	$1,639
Notes payable	4,225	—		4,225

	5,694	170		5,864
Redeemable preferred stock	—	5,358		5,358
Stockholders' equity:
Preferred stock	—	5		5
Common stock	21	—		21
Additional paid in capital	1,852	2,345		4,197

Total liabilities and stockholders' Equity	$7,567	$7,878		$15,445

(1)
Includes $150,000 investment banking fee to related parties payable on completion of Merger.

(5) Asset Acquisitions

        During the fiscal year ended June 30, 2003, the Company acquired the assets of two pawnshops in purchase transactions for an aggregate cash purchase price of $112,000. The purchase price for the acquisitions was determined based upon the historical volume of annual loan and sales transactions, inventory on hand, condition of property and equipment, quality and condition of the location, and projected future operating results.

        All purchase transactions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities acquired based upon their estimated fair market values at the dates of acquisition. The purchase price was allocated to the tangible assets and intangible assets based on their fair market value as follows:

Pawn loan receivables	$53
Property and equipment, net	12
Customer lists	47

Net assets acquired	$112

        The results of operations of the acquisitions have been included in the consolidated financial statements from their respective dates of acquisition.

(6) Property and Equipment

        Property and equipment consists of the following at June 30, 2003 (in thousands):

	Years of Useful life
Automobiles	5	$107
Furniture and equipment	5-7	640
Leasehold improvements	3-10	393

		1,130
Less: accumulated depreciation and amortization		(241)

		$889

(7) Notes Payable

        Notes payable consist of the following at June 30, 2003 (in thousands):

Revolving line of credit with a bank, bearing interest at prime plus two percent (6% at June 30, 2003) payable monthly, to mature December 31, 2003, collateralized by substantially all of the Company's assets	$3,934
Notes payable with a vendor, bearing interest at 7%, collateralized by computer software, payable monthly, to mature on September 30, 2004	43
Other unsecured notes payable	493

4,470
Less: current maturities	(4,074)

Long term notes payable	$396

        Long term notes payable are scheduled to mature as follows:

Year	Amount
2004	$4,073
2005	123
2006	123
2007	124
2008 & thereafter	27

Total	$4,470

        The Company had a credit facility which is in the amount of $4,500,000 matures on December 31, 2003 and bears interest at the prevailing prime rate plus 2.00% which was 6.00% at June 30, 2003. The

Credit Facility is collateralized by substantially all of the unencumbered assets of the Company in addition to a direct pledge of certain investments in the amount of $1,200,000. The Company is required to maintain certain financial ratios and is prohibited from paying cash dividends on its common stock unless specifically approved by its bank and provides for additional restrictions on new store acquisitions.

        The Company financed $65,000 of its new computer system software with a vendor over a two year period beginning September 2002. The note bears interest at a rate of seven percent per annum. The current portion and long term portions due as of June 30, 2003 were $34,000 and $9,000, respectively.

        The Company also compromised certain priority tax claims in the amount of $621,000 in its reorganization plan agreeing to pay the claims over a six year period from the date of assessment in quarterly installments of approximately $35,000 including interest at the rate of seven percent per annum.

(8) Income Taxes

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2003 are presented below (in thousands):

June 30, 2003
Deferred tax assets:
Net operating loss carryforwards	$5,343
Property and equipment	34
Inventories	35
Intangible assets	5

Total gross deferred tax assets	5,417
Less valuation allowance	(5,417)

Net deferred tax assets	—

        The provisions for income taxes differs from amounts determined by applying the expected federal statutory tax rate to income from continuing operations before income taxes. Following is a reconciliation of such differences (in thousands):

	For the year ended February 2, 2002	For the five Months ended June 30, 2002	For the two Months ended August 30, 2002	For the ten Months ended June 30, 2003
Tax (benefit) at federal statutory rates	$(1,193)	$(166)	$3,944	$166
State and local income taxes, net of federal tax benefit	(224)	(31)	(14)	31

	$(1,437)	$(197)	$3,930	$197
Change in valuation allowance	1,437	197	(3,930)	(197)

Tax expense (benefits)	$—	$—	$—	$—

        At June 30, 2003 the Company has net operating loss carryforwards for tax purposes of approximately $15,700,000 including approximately $2,060,000 of capital loss carryforward which may be used only to offset future capital gains. During Fiscal 2003, the Company recognized income of approximately $11,800,000 due to discharge of indebtedness in conjunction with the confirmation of the Company's bankruptcy plan. A formal legal or tax opinion on the effects of the Company's bankruptcy proceedings on the survival of the net operating loss carryforwards, their future availability, or any limitation on the utilization of these net operating loss carryforwards has not been obtained by management. A deferred tax valuation allowance of $5,417,000 offset deferred tax assets at June 30, 2003 based on management's determination that it is more likely than not that such amounts may not be subsequently realized.

(9) Equity

        New Capital Structure:    Under the new capital structure pursuant to the Company's plan of reorganization, the Company has the authority to issue a total of Twelve Million Five Hundred Thousand (12,500,000) shares of stock, consisting of Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock") issuable in series ("Series"), and Ten Million (10,000,000) shares of Common Stock, par value $0.01 per share (the "Common Stock"). Of the Preferred Stock, One Million Two Hundred Fifty Thousand (1,250,000) shares are designated and known as Series A Preferred Stock (the "Series A Preferred Stock") and Five Hundred Thousand Fifty (500,050) shares are designated and known as Series B Preferred Stock (the "Series B Preferred Stock"). The remaining shares of Preferred Stock may be issued from time to time in one or more Series. The Board of Directors is expressly authorized to provide for the issue of all or any of the remaining unissued and undesignated shares of the Preferred Stock in one or more Series, and to fix the number of shares and to determine or alter for each such Series, such powers, designations, preferences, and relative rights and limitations thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware.

        Issuance of Preferred Stock.    The Company issued 1,071,636 shares of Series A Preferred Stock and 500,042 shares of Series B Preferred Stock to the stockholders of CMHI pursuant to the Merger. The preferences, rights and voting powers (and the qualifications, limitations, or restrictions thereof) of the Series A Preferred Stock, the Series B Preferred Stock are as follows:

          Dividends.    Holders of the Series A Preferred Stock and Series B Preferred Stock are each entitled to receive an annual cumulative cash dividend of $0.25 per share, payable quarterly in arrears. Dividends on the Series A Preferred Stock and the Series B Preferred Stock will commence to accrue as of the Closing Date. The holders of Common Stock are entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Company that are legally available therefore; provided, that no dividends shall be declared or paid on the Common Stock if accrued dividends on the Series A Preferred Stock or Series B Preferred Stock, as the case may be, have not been paid. The Company currently does not anticipate declaring and paying any cash dividends on the Common Stock.

          Redemption.    The Company is required to redeem, on a pro rata basis, 100,000 shares of Series A Preferred Stock on April 30, 2005, and on each anniversary date thereafter until April 30, 2010, when the Company is required to redeem the balance of the shares of Series A Preferred Stock then outstanding, at the rate of $5.00 per share plus all accumulated but unpaid dividends thereon. The Company has the right, but not the obligation, to redeem, on a pro rata basis, the Series B Preferred Stock at any time after April 30, 2009, at the rate of $5.00 per share plus all accumulated but unpaid dividends thereon.

          Conversion.    The holders of Series A Preferred Stock have no conversion rights. The holders of the Series B Preferred Stock have the right, at any time after the Closing Date, and on or before April 30, 2009, to convert each share of Series B Preferred Stock into such number of shares of Common Stock determined by dividing $5.00 by the Conversion Price then in effect. The initial Conversion Price will be approximately $1.4535 per share but is subject to anti-dilutive adjustment. On the Closing Date the holders of Series B Preferred Stock have the right to convert the Series B Preferred Stock into approximately 45% of the issued and outstanding shares of Common Stock.

          Liquidation Preference.    In the event of the liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the assets of the Company available for distribution shall be distributed in the following order of preference: to the holders of Series A Preferred Stock, in an amount per share equal to $5.00 per share (as such dollar amount may be adjusted for stock splits, combinations, reclassifications and the like with respect to the Series A Preferred Stock) plus all accumulated but unpaid dividends thereon; then to the holders of Series B Preferred Stock, in an amount per share equal to $5.00 per share (as such dollar amount may be adjusted for stock splits, combinations, reclassifications and the like with respect to the Series B Preferred Stock) plus all accumulated but unpaid dividends thereon; and then to the holders of the Common Stock.

          Voting.    The holders of Series A Preferred Stock have no voting rights except as required by law. Except for the election of the members of the Board of Directors of the Company, the holders of the Series B Preferred Stock are entitled to vote upon all matters upon which holders of the Common Stock have the right to vote and are entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series B Preferred Stock could be converted, with such voting to be counted together with the Common Stock and not separately as a class except as otherwise provided with respect to the election of directors, as more fully described below. The holders of Common Stock have one vote in respect of each share of Common Stock held by such stockholder for all matters submitted to a vote of stockholders of the Company. Cumulative voting is not permitted. The Board of Directors will consist of seven members. The holders of a plurality of the shares of Series B Preferred Stock, voting as a class, are entitled to elect four members of the Board of Directors and the holders of a plurality of the shares of Common Stock, voting as a class, are entitled to elect three members of the Board of Directors.

        Issuance of Common Stock.    The Company issued 2,079,948 shares of Common Stock to the holders of Class 4 Claims, which, following the Merger, represents approximately 55% of the issued and outstanding shares of Common Stock of the Company, after giving effect to the conversion of all of the Series B Preferred Stock to be issued to the shareholders of CMHI pursuant to the Merger. Of the 2,079,948 shares of Common Stock issued to Company's creditors, 1,278,827 shares of Common Stock are restricted from trading for a two-year period following issuance. The balance of the shares of Common Stock issued are not be subject to any trading restrictions.

(10) Stock Options

        The predecessor company's stock option plans and related options were cancelled in accordance with the plan of reorganization which was confirmed on May 20, 2002. No options were granted or exercised during the year ended February 2, 2002.

        The Company adopted its 2003 Stock Option Plan ("Stock Option Plan") and 2003 Stock Incentive Plan ("Incentive Plan") effective January 1, 2003. Under the Stock Option Plan stock options have been awarded to directors, officers and employees. These stock options vest either immediately or over a period up to two years from the date of grant and expire ten years thereafter. A total of 675,000 shares of common stock were reserved for grant under the Stock Option Plan and 325,000 shares were reserved under the Incentive Plan. In February 2003, the Company granted options covering 455,000 common shares from the Stock Option Plan of which 299,000 shares were immediately exercisable. The grant of the remaining options covering 156,000 common shares were contingent upon the Company achieving earnings before taxes, interest, depreciation and amortization ("EBITDA") of $500,000 for the fiscal year ended June 30, 2003, and will vest 66 2/3% on June 30, 2004 and 33 1/3% on June 30, 2005, if granted. These options were earned as of June 30, 2003. The Company recognized $9,400 of compensation expense for options granted during the ten months ended June 30, 2003. The Incentive Plan provides an opportunity to employees of the Company to purchase common shares directly from the Company through payroll deductions. As of June 30, 2003, no shares have been issued under the Incentive Plan.

        The following table summarizes the stock option activity of the Reorganized Company from the time it emerged from bankruptcy:

	Options Outstanding
	Number of Options	Exercise Price	Weighted average remaining contractual life
Outstanding at August 30, 2002	—	—
Granted	455,000	$1.00	10 years
Exercised	—	—
Forfeited	—	—

Outstanding at June 30, 2003	455,000	$1.00

Exercisable at June 30, 2003	299,000	$1.00

        The weighted average fair value of the options granted during 2003 was $.01. The fair value of these options was estimated at the date of grant using the minimum value method with the following assumptions; risk free rate of 4%, no dividend yield and weighted average expected lives of 11.5 months. The minimum value method assumes no volatility in the stock price and was used as the Company's stock has not been traded publicly.

(11) Weighted Average Shares and Net Income Per Common Share

        Net income (loss) per common share is calculated as required by FASB Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement No. 128"). Statement No. 128 requires dual presentation of basic and diluted earnings per share and a reconciliation between the two amounts. Basic earnings per share excludes dilution, and diluted earnings per share reflects the potential dilution that would occur if securities to issue Common Stock were exercised. In loss periods, dilutive common equivalent shares are excluded as the effect would be antidilutive and in periods prior to August 31, 2002, there were no dilutive securities.

        The Company issued 2,079,948 shares of Common Stock upon consummation of the Plan on August 30, 2002 and issued 500,042 shares of Series B Preferred Stock which is convertible at the option of the holders into 1,720,130 shares of the Company's Common Stock.

        Prior to cancellation of the all equity interests pursuant to the Plan, a reconciliation of the basic and diluted earnings reconciliation of basic and diluted weighted average common shares and the reconciliation for the basic and diluted earnings per common share for the predecessor company for the two month period ended August 31, 2002 was as follows:

For the Two Months Ended August 31, 2002	Net Income Allocable to Common Shareholders	Shares	Per Share
Loss per common share prior to extraordinary gain on debt discharge	$(225,000)	2,503,217	$(0.09)

Diluted loss per common share	$(225,000)	2,503,217	$(0.09)

        The extraordinary gain of $11,810,000 would not be applicable to the predecessor company outstanding common shares as the gain resulted from the cancellation of indebtedness in exchange for new common stock in the reorganized company.

        The reconciliation of basic and diluted weighted average common shares and the reconciliation for the basic and diluted earnings per common share for the reorganized company for the ten month period ended June 30, 2003 following consummation of the Plan and the issuance of the new common and convertible preferred stock pursuant to the Plan is as follows:

For the Ten Months Ended June 30, 2003	Net Income Allocable to Common Shareholders	Shares	Per Share
Basic earnings per common share	$190,000	2,079,948	$0.09

Assumed conversion of convertible preferred stock	104,000	1,720,130

Diluted earnings per common share	$294,000	3,800,078	$0.08

        Stock option grants under the Stock Option Plan have been excluded from the computation because they are antidilutive.

(12) Investments

        Investments consist of marketable equity and debt securities and have been categorized as available-for-sale. Unrealized gains and losses for available-for-sale securities are included as accumulated other comprehensive income, a component of shareholders' equity until realized. Realized gains and losses on the sale of securities are based on the specific identification method. The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in the fair value is judged to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the consolidated statement of operations

        As of June 30, 2003, the Company's investments consisted of (in thousands):

	Cost	Unrealized Gain	Market Value
Stocks	$3,415	$1,686	$5,101
Bonds	2,552	72	2,624

Total	$5,967	$1,758	$7,725

(13) Commitments and Contingencies

        The Company is obligated under various long-term operating lease agreements for store locations and office space. Total rent expense for all operating leases was approximately $1,257,000, $192,000, $192,000, $500,000 and $1,749,000 for the year ended June 30, 2003, the five month period ended June 30, 2002, the two month period ended August 31, 2002, and the year ended February 2, 2002, respectively.

        Future minimum lease payments under non-cancelable operating leases as of June 30, 2003 are (in thousands):

2004	$1,342
2005	968
2006	736
2007	612
2008	573
Thereafter	370

Total minimum lease payments	$4,601

        The Company is involved in various claims and lawsuits arising in the ordinary course of business. Management is not aware of any claims or lawsuits and, if there were any, in the opinion of management, the resolution of these matters would not have a material adverse effect on the Company's consolidated financial position or results of operations.

(14) Related Party Transactions

        Sanders Morris Harris, Inc. ("SMH"), a related party, employs Jeffrey A. Cummer and Dwayne A. Moyers as officers of a subsidiary and executes security transactions for the Company. Mssrs. Moyers and Cummer are also officers and directors of the Company. Commissions paid to SMH were $13,102 for the ten month period ended June 30, 2003.

        The Company owns an investment in common stock in SMH totaling approximately $5.1 million as of June 30, 2003.

XPONENTIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2003	June 30, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,564	$220
Accounts receivable	186	176
Pawn service charges receivable	576	503
Pawn loans	5,250	4,571
Inventories, net	2,825	2,540
Investments	4,591	7,725
Prepaid expenses and other current assets	213	245

Total current assets	16,205	15,980

Property and equipment, net	882	889
Intangible assets, net of amortization of $15 and $6 at September 30, 2003 and June 30, 2003, respectively	99	41
Other assets	95	107

Total assets	$17,281	$17,017

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,094	$1,009
Current installments of notes payable	4,238	4,074

Total current liabilities	5,332	5,083

Long term liabilities
Notes payable—net of current portion	359	396
Redeemable Preferred Stock:
Preferred stock—Series A; par value $0.01; 5% cumulative dividend, liquidation preference $5.00 per share; 1,071,636 shares issued at September 30, 2003 and June 30, 2003	5,358	5,358

Total long term liabilities	5,717	5,754

Total liabilities	11,049	10,837
Stockholders' equity:
Preferred stock—$0.01 par value, 2,500,000 authorized:
Preferred stock—Series B; 5% cumulative dividend, liquidation preference $5.00 per share ($2,500,210); 500,042 issued at September 30, 2003 and June 30, 2003	5	5
Common stock $0.01 par value; authorized 10,000,000 shares, issued 2,092,948 and 2,079,948 as of September 30, 2003 and June 30, 2003.	21	21
Additional paid-in capital	4,218	4,206
Retained earnings	1,748	190
Accumulated other comprehensive income	261	1,758
Less treasury stock, at cost; 13,000 common shares at September 30, 2003	(21)	—

Total stockholders' equity	6,232	6,180

Total liabilities and stockholders' equity	$17,281	$17,017

See accompanying notes to consolidated financial statements.

XPONENTIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Reorganized Company	Predecessor	Reorganized Company
	Three Months Ended September 30, 2003	Two Months Ended August 31, 2002	One Month Ended September 30, 2002	Three Months Ended September 30, 2002
	(In thousands, except per share data)
Revenues:
Merchandise sales	$3,321	$1,578	$930		$2,508
Pawn service charges	1,618	853	419		1,272
Other	45	38	42		80

Total revenues	4,984	2,469	1,391		3,860
Cost of sales	2,682	1,075	672		1,747

Gross profit	2,302	1,394	719		2,113

Expenses:
Store operating expenses	1,518	896	449		1,345
Corporate administrative expenses	641	336	222		558
Depreciation and amortization	111	63	23		86

Total expenses	2,270	1,295	694		1,989

Operating income/(loss)	32	99	25		124
Interest and dividend income	100	—	—		—
Interest expense including preferred dividends of $67 for the three months ended September 30, 2003	(161)	(83)	(38)		(121)
Gain on disposition of assets	3	—	—		—
Gain on sale of investments	1,631	—	—		—
Income tax provision	(18)	—	—		—
Reorganization expenses	—	(241)	—		(241)

Net income/(loss) before extraordinary items	1,587	(225)	(13)		(238)
Extraordinary items:
Gain on debt discharge	—	11,810	—		11,810

Net income/(loss)	1,587	11,585	(13)		11,572
Preferred stock dividend requirement	(31)	—	(33)		(33)

Net income/(loss) allocable to common stockholders	$1,556	$11,585	$(46)		$11,539

Income (loss) per common share (note 5):
Basic
Continuing Operations	$0.75	$(0.09)	$(0.02)	$	*
Extraordinary Items	—	4.72	—		*

	$0.75	$4.63	$(0.02)	$	*

Diluted
Continuing Operations	$0.42	$(0.09)	$(0.02)	$	*
Extraordinary Items	—	4.72	—		*

	$0.42	$4.63	$(0.02)	$	*

*
Loss per share for period includes periods prior to and after Plan consummation and merger are therefore not meaningful.

See accompanying notes to consolidated financial statements.

XPONENTIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	Reorganized Company
		Predecessor	Reorganized Company
	For the Three Months Ended September 30, 2003	For the Two Months Ended August 31, 2002		For the Three Months Ended September 30, 2002
			For the One Month Ended September 30, 2002
	(In thousands)
Cash flows from operating activities:
Net income/(loss)	$1,587	$11,585	$(13)	$11,572
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation and amortization	111	63	23	86
Amortization of prepaid loan fees	—	—	—	—
Gain on debt discharge	—	(11,810)	—	(11,810)
Gain on sale of investments	(1,631)	—	—	—
Unrealized gain on investments	—	—	175	175
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	(10)	(24)	(33)	(57)
Pawn service charges receivable	(73)	(45)	(24)	(69)
Inventories, net	(285)	62	46	108
Prepaid expenses and other current assets	32	(3)	25	22
Accounts payable and accrued liabilities	85	(56)	(243)	(299)

Net cash provided by operating activities	(184)	(228)	(44)	(272)

Cash flows from investing activities:
Pawn loans made, net	(679)	(414)	(213)	(627)
Proceeds from sale of investments	5,400	—	—	—
Purchase of Investments	(2,131)	—	—	—
Cash acquired in merger(1)	—	—	2,565	2,565
Purchases of property and equipment	(95)	—	(69)	(69)
Other assets	(55)	—	—	—

Net cash provided by (used in) investing activities	2,440	(414)	2,283	1,869

Cash flows from financing activities:
(Principal payments)/borrowings on notes payable	127	455	(370)	85
Sale of common stock	13	—	—	—
Purchase of treasury stock	(21)	—	—	—
Dividends paid	(31)	—	(33)	(11)

Net cash provided by (used in) financing activities	88	455	(403)	52

Net increase (decrease) in cash and cash equivalents	2,344	(187)	1,836	1,649
Cash and cash equivalents at beginning of period	220	377	190	377

Cash and cash equivalents at end of period	$2,564	$190	$2,026	$2,026

Supplemental disclosures of cash flow information—
Cash paid for interest	$142	$83	$60	$143

(1)
Non cash financing activities—Company acquired CMHI on August 30, 2002 including $2.6 in cash and $5.1 million in marketable securities in exchange for preferred stock. See note 2 for more complete explanation.

See accompanying notes to consolidated financial statements.

XPONENTIAL, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

(1) Basis of Presentation

        The accompanying financial statements have been prepared in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7: "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7") and generally accepted accounting principles for interim financial information and therefore do not include all disclosures necessary for complete financial statements. In the opinion of management, all adjustments have been made that are necessary for a fair presentation of the financial position and results of operations as of and for the periods presented.

        The Board of Directors of the Company determined in May 2002 that it was in the Company's best interest to change its fiscal year end from the Saturday nearest January 31 to June 30 to more accurately reflect the Company's post bankruptcy operating results. The results of operations for the interim periods ended September 30, 2003 and September 30, 2002 are not necessarily indicative of the results that may be expected for the entire fiscal year or any other interim period.

        The financial statements should be read in conjunction with the financial statements for the fiscal year ended June 30, 2003 included in the Company's Form 10-KSB which has been previously filed with the Securities and Exchange Commission.

        Xponential, Inc., formerly PawnMart, Inc. (the "Company"), was incorporated in Delaware on January 13, 1994. Effective February 28, 2003, the Company changed its name to "Xponential, Inc." The Company is a specialty finance and retail enterprise principally engaged in establishing and operating stores which advance money secured by the pledge of tangible personal property, and buying and selling pre-owned merchandise. As of September 30, 2003, the Company owned and operated 27 stores located in Georgia, North Carolina, and South Carolina.

        The Company successfully emerged from bankruptcy on August 30, 2002 when it consummated a merger (the "Merger") with C/M Holdings, Inc. ("CMHI"). The reorganized Company adopted fresh-start reporting (Note 2) and gave effect to its emergence from bankruptcy and consummation of the Plan on August 30, 2002, including recognition of certain reorganization expenses associated with the Merger in the Company's Statement of Operations for the two months ended August 31, 2002.

        Fresh-start reporting as set forth in SOP 90-7 required that the reorganized Company restate its assets and liabilities to reflect their reorganization value, which approximates fair value at the date of the reorganization. In so restating, SOP 90-7 required the reorganized Company to allocate its reorganization value to its assets based upon their estimated fair value. Each liability existing on the Confirmation Date is to be stated at the present value of amounts to be paid, determined using an appropriate discount rate.

        The fresh-start reporting reorganization value of approximately $7.6 million resulted in a net value of approximately $1.9 million to the new common equity holders after allowance for post confirmation liabilities of the reorganized Company of $5.7 million. The reorganization value was determined in consideration of several factors and by reliance on various valuation methods including discounted cash flow, book value multiples of comparable companies in its industry, net realizable value of asset sales and other applicable methods. The calculated reorganization value was based on estimates and assumptions about circumstances in a relatively high-risk investment scenario that have not yet taken place in which there are significant economic and competitive uncertainties beyond the control of the reorganized Company.

        Management believes the reorganized Company has sufficient liquidity and capital resources to meet its financial obligations and to make planned capital expenditures and debt payments as a result of the Merger. Future operating performance and expected cash flows will be subject to financial, economic and other factors affecting the business and operations beyond its control and will affect the Company's ability to expand its business as anticipated in its financial plan.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", ("SFAS 150"). This statement was effective for interim periods after June 15, 2003 and required that mandatorily redeemable preferred stock be classified as a liability and related dividends be charged to the Company's statement of operations. Accordingly, the Company has reclassified its Preferred Stock—Series A to liabilities. Prior to June 15, 2003, the charges related to the mandatorily redeemable preferred stock were not reflected in net income (loss), but were reflected in determining net income (loss) applicable to common stockholders. At September 30, 2003, the carrying value of the Company's mandatorily redeemable preferred stock was $5,358,000. The related dividends that would have been reflected as interest expense for the three months ended September 30, 2002 was $22,000. Subsequent to the adoption of SFAS 150, the Company has reflected $67,000 as interest expense for the three months ended September 30, 2003.

(2) Plan of Reorganization—Fresh-start Accounting

        Under the terms of the Plan, the Company cancelled all equity interests of its common and preferred shareholders and interests of any holders of options and warrants. The Company issued 2,079,948 shares of Common Stock to its unsecured creditors in exchange for release of indebtedness and in connection with the Merger of the Company with CMHI, which is owned in part by Dwayne A. Moyers and Jeffrey A. Cummer, officers and directors of the Company, issued 1,071,636 shares of Series A Preferred Stock and 500,042 Series B Preferred Stock to the former shareholders of CMHI. At the time of the Merger with CMHI, CMHI did not have any business operations and principally held investments.

        The Company is paying the prepetition priority tax claims over a six year period from the assessment date with interest at 7% per annum in quarterly installments of approximately $35,000 in accordance with the Plan.

        The Bankruptcy Court confirmed the Plan on May 20, 2002 with an Effective Date of May 31, 2002. The consummation of the Plan was contingent on several material events including consummation of the Merger which occurred on August 30, 2002 which is reported herein as a material business combination.

        The Company acquired 100 percent of the outstanding common stock of CMHI on August 30, 2002. The results of CMHI's operations have been included in the financial statements since the date of the Merger.

        The Company's reorganization value, computed immediately before the Merger, was $7,567,000.

        The Company adopted fresh-start reporting because holders of existing voting shares immediately before confirmation of the Plan received less than 50% of the voting shares of the emerging entity (all pre-confirmation equity interests were cancelled), and the reorganization value is less than the postpetition liabilities and allowed claims, as shown below.

        The reorganization value was determined in consideration of several factors and by reliance on various valuation methods including discounting cash flow, book value multiples of comparable companies in the Company's industry, net realizable value of asset sales and other applicable methods. The Company assigned no value to its net operating loss carryovers in the calculation of its reorganization value due to the lack of certainty of utilizing the net operating loss based on historical operating results and the potential limitations on use resulting from the Plan.

(in thousands)
Postpetition current liabilities	$5,145
Liabilities deferred pursuant to the Plan	700
Liabilities exchanged for equity in the reorganized Company	11,810

Total postpetition liabilities and allowed claims	17,655
Reorganization value	7,567

Excess of liabilities over reorganization value	$10,088

        After consideration of the Company's debt capacity, extensive negotiations among parties in interest, projected earnings before interest and taxes, free cash flow to interest and debt service and other capital considerations, it was agreed that the Company's organization capital structure prior to the Merger, is as follows:

At August 30, 2002 (in thousands)
Postpetition current liabilities	$1,274
Notes payable—priority tax claims(1)	700
Post confirmation bank line of credit	3,720
Common stock	1,873

$7,567

(1)
Approximately $95,000 due in cash and $605,000 payable in quarter installments of approximately $100,000 per year at 7% interest per annum.

        On August 30, 2002, the Company acquired 100 percent of the outstanding common shares of CMHI pursuant the Plan.

        The aggregate purchase price for CMHI was approximately $7.8 million which was paid through the issuance of Series A and Series B Preferred Stock valued at $5.3 million and $2.5 million, respectively. The value of the Preferred Stock was based on liquidation preferences and dividend and conversion features.

        The following table summarizes the estimated value of the acquired assets and liabilities assumed at the date of the Merger.

At August 30, 2002 (in thousands)
Current assets	$2,725
Property and equipment, net	36
Other assets and marketable securities	5,117

Total assets acquired	7,878

Total liabilities assumed	20

Net assets acquired	$7,858

        Of the $5.1 million in other assets, $5.0 million are investments in marketable securities.

        The following is a condensed consolidated balance sheet August 30, 2002 (unaudited), which reflects the Merger:

	Xponential, Inc. Reorganized Balance Sheet Prior to Merger	CMHI Assets Acquired and Liabilities Assumed as of 8/30/2002		Reorganized Balance Sheet After Merger
	(in thousands)
Assets
Current assets	$6,772	$2,725		$9,497
Property and equipment, net	674	36		710
Other assets	121	5,117		5,238

Total assets	$7,567	$7,878		$15,445

Liabilities and Stockholders' Equity
Current Liabilities	$1,469	$170	(1)	$1,639
Notes Payable	4,225	—		4,225

	5,694	170		5,864
Redeemable Preferred Stock	—	5,358		5,358
Stockholders' Equity:
Preferred Stock	—	5		5
Common Stock	21	—		21
Additional Paid In Capital	1,852	2,345		4,197

Total liabilities and stockholders' equity	$7,567	$7,878		$15,445

(1)
Includes $150,000 investment banking fee to related parties payable on completion of Merger.

(3) Notes Payable

  Revolving Credit Facility—

        The Company emerged from bankruptcy with a new $4,500,000 credit facility (the "Credit Facility") effective September 1, 2002 upon consummation of the Plan with the completion of the Merger on August 30, 2002. The Credit Facility, which was modified on May 19, 2003, bears interest at the current prevailing prime rate plus 2% and matures on December 31, 2003. Amounts available under the Credit Facility are limited to certain percentages of pawn loans, inventories, and pawn service charges receivable. The Credit Facility is collateralized by substantially all of the unencumbered assets of the Company. At September 30, 2003, $4,201,000 was outstanding under the Credit Facility and an additional $299,000 was available to the Company pursuant to the available borrowing base. Under the terms of the Credit Facility, the Company is required to maintain certain financial ratios and comply with certain other covenants. The Company was in compliance with these covenants as of September 30, 2003.

(4) Stock Option Plan

        Effective January 1, 2003, the Company adopted the fair value method defined in SFAS No. 123, "Accounting for Stock-Based Compensation," in accounting for the Company's stock option plans. Previously the Company applied Accounting Principles Board's Opinion No. 25, ("APB No. 25"), "Accounting for Stock Issued to Employees," and related Interpretations. SFAS No. 123 indicates that the fair value method is the preferable method of accounting, and the Company has elected to apply it for all options granted for the reorganized Company. Under APB No. 25, compensation costs related to stock options issued pursuant to compensatory plans are measured based on the difference between the quoted market price of the stock at the measurement date (ordinarily the date of grant) and the exercise price and should be charged to expense over the periods during which the grantee performs the related services. All outstanding stock options were cancelled in accordance with the Plan which was confirmed on May 20, 2002.

        The Company adopted its 2003 Stock Option Plan ("Stock Option Plan") and 2003 Stock Incentive Plan ("Incentive Plan") effective January 1, 2003. Under the Stock Option Plan stock options have been awarded to directors, officers and employees. These stock options vest either immediately or over a period two years from the date certain contingency conditions are satisfied and expire ten years thereafter. A total of 675,000 shares of common stock are reserved for grant under the Stock Option Plan and a total of the greater of 325,000 or the number of shares equal to 5% of the total number of shares of Common Stock outstanding are reserved for issuance under the Incentive Plan. In February 2003, the Company granted options covering 455,000 common shares from the Stock Option Plan of which 299,000 shares were immediately exercisable. The remaining options for the grant of 156,000 shares were contingent upon achieving $500,000 EBITDA for the fiscal year ended June 30, 2003 which the Company did achieve. These options vest 66 2/3% on June 30, 2004 and 33 1/3% on June 30, 2005. The $8,000 cost of these options is being amortized over the vesting period described above. The Company recognized $1,200 of compensation expense for options granted during the three month period ended September 30, 2003. The Incentive Plan provides an opportunity to employees of the Company to purchase common shares directly from the Company through payroll deductions. As of September 30, 2003, no shares have been issued under the Incentive Plan.

        The following table summarizes the stock option activity of the reorganized Company from the time it emerged from bankruptcy:

	Weighted Average
	Number of Options	Exercise Price
Outstanding at August 30, 2002	—	—
Granted	455,000	$1.00
Exercised	—	—
Forfeited	—	—

Outstanding at June 30, 2003	455,000	$1.00
Granted	—	—
Exercised	13,000	$1.00
Forfeited	—	—

Outstanding at September 30, 2003	442,000	$1.00

Exercisable at September 30, 2003	286,000	$1.00

(5) Weighted Average Shares and Net Income (Loss) Per Common Share

        Net income (loss) per common share is calculated as required by FASB Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement No. 128"). Statement No. 128 requires dual presentation of basic and diluted earnings per share and a reconciliation between the two amounts. Basic earnings per share excludes dilution, and diluted earnings per share reflects the potential dilution that would occur if securities for the purchase of Common Stock were exercised. In loss periods, dilutive common equivalent shares are excluded as the effect would be antidilutive.

        The Company issued 2,079,948 shares of Common Stock upon consummation of the Plan and 500,042 shares of Series B Preferred Stock which is convertible at the option of the holders into 1,720,130 shares of the Company's Common Stock. In loss periods, dilutive common equivalent shares are excluded as the effect would be antidilutive.

        The reconciliation of basic and diluted weighted average common shares and the reconciliation for the basic and diluted earnings per common share for the three months ended September 30, 2003 following consummation of the Plan and the issuance of the new common and convertible preferred stock pursuant to the Plan is as follows:

For the Three Months Ended September 30, 2003	Net Income Allocable to Common Shareholders	Shares	Per Share
Basic earnings per common share	$1,556,000	2,079,948	$0.75

Effect of preferred dividend-Series B	31,000	1,720,130

Diluted earnings per common share	$1,587,000	3,800,078	$0.42

        Series A preferred shares have been excluded from the computation of diluted earnings per share because the shares are not convertible into common shares and are not dilutive. Accordingly, dividends paid to the Series A preferred shareholders in the amount of $67,000 during the three months ended September 30, 2003 are not included in the computation of diluted earnings per share.

        Stock option grants of 442,000 have been excluded from the computation because they are antidilutive.

(6) Investments in Marketable Securities

        Marketable equity securities have been categorized as available-for-sale and carried at fair value. Unrealized gains and losses for available-for-sale securities are included as a component of shareholders' equity net of tax until realized. Realized gains and losses on the sale of securities are based on the specific identification method. The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in the fair value is judged to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the consolidated statement of operations.

        As of September 30, 2003, the Company owned the following marketable securities:

	Cost	Unrealized Gain/(Loss)	Market Value
	(in thousands)
Stocks	$7	$(7)	$—
Bonds	4,323	268	4,591

Total	$4,330	$261	$4,591

        As of June 30, 2003, the Company owned the following marketable securities:

	Cost	Unrealized Gain	Market Value
	(in thousands)
Stocks	$3,415	$1,686	$5,101
Bonds	2,552	72	2,624

Total	$5,967	$1,758	$7,725

(7) Comprehensive Income

        Comprehensive income is as follows:

For the Three Month Period Ended September 30, 2003
(in thousands)
Net income	$1,587
Unrealized gain from available for sale securities	134

Reclassification of realized gains previously recognized in comprehensive income	(1,631)

Comprehensive Income	$90

(8) Subsequent Events

        In October 2003 the Company provided financing for American IronHorse Motorcycle Company, Inc. ("AIMC"), a Texas corporation, in the amount of $1,000,000. Dwayne A. Moyers, a director and officer of the Company, is a director and principal shareholder of AIMC. The financing provides for interest to the Company at the rate of 12% per annum payable monthly and a management fee of $5,700 per week plus twenty-five (25) shares of common stock of AIMC for each hour worked by Robert W. Schleizer, a director and officer of the Company. The Company received a $50,000 investment fee at the time the financing was provided and will receive an additional $50,000 investment fee at maturity or conversion of the note. The Company has the right to convert the note into common stock in AIMC at a rate of one share for each $6.00 of principal and accrued interest converted, for a maximum of 166,667 shares. The Company also received warrants to purchase 100,000 shares of AIMC common stock at $15.00 per share in connection with the financing.

TABLE OF CONTENTS

Prospectus Summary	3
Xponential, Inc.	3
The Offering	4
Summary of Financial Information	6
Risk Factors	7
Use of Proceeds	13
Determination of Offering Price	13
Plan of Distribution	13
Legal Proceedings	14
Directors, Executive Officers, Promoters and Control Persons	14
Security Ownership of Certain Beneficial Owners and Management	16
Description of Convertible Notes	19
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	27
References To Fiscal Years	27
Description of Business	27
Management's Discussion and Analysis of Financial Condition and Results of Operations	34
Description of Property	40
Certain Relationships and Related Transactions	41
Market For Common Equity and Related Stockholder Matters	42
Executive Compensation	42
Index To Financial Statements	46
Where To Find More Information	46

Dealer Prospectus Delivery Obligation

        Until                        , 200    , all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of Delaware, or GCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, or was or is serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if the person identified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        Our Certificate of Incorporation and Bylaws provide, in effect, that to the full extent and under the circumstances permitted by Section 145 of the GCL, we shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding of the type described above by reason of the fact that he or she was or is a director or officer of our company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable

        Our Certificate of Incorporation relieves our directors from monetary damages to our company or our stockholders for breach of such director's fiduciary duty as a director to the fullest extent permitted by the GCL. Under Section 102(b)(7) of the GCL, a corporation may relieve its directors from personal liability to such corporation or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for any breach of the director's duty of loyalty to our company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for liability resulting from the unlawful payment of dividends on our capital stock or unlawful purchases or redemptions of our capital stock, or (iv) for any transaction from which the director derived an improper personal benefit.

        In addition, we carry an insurance policy for the protection of our directors and executive officers against any liability asserted against them in their official capacities.

Item 25. Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered, other than commissions:

Federal Registration Fee		$1,618.00
State Registration Fees		,000	*
Printing Expenses		,000	*
Legal Fees and Expenses		,000	*
Accounting Fees and Expenses		,000	*
Miscellaneous		,000	*
Total	$	,000	*

*
Estimated Amounts

Item 26. Recent Sales of Unregistered Securities.

        The Registrant has issued, during the three years prior to filing this Form SB-2, the following classes of securities that were not registered under the Securities Act of 1933, as amended ("1933 Act"), to the persons (or class of persons), on the dates, for the aggregate consideration, on the conversion terms and pursuant to the registration exemptions listed. No underwriters were used, and no underwriting discounts or commissions were paid in any of the sales.

Class	Date	Purchaser	Amount	Consideration	Exemption
Common Stock	08-30-02	Group of Unsecured Creditors pursuant to Plan approved in Bankruptcy	2,079,948	$10,800,000 in Prepetition Liabilities	(1)
Series A Preferred Stock	08-30-02	Shareholders of CMHI pursuant to Merger approved in Bankruptcy	1,071,636	Shares of CMHI in Merger(2)	(3)
Series B Preferred Stock	08-30-02	Shareholders of CMHI pursuant to Merger approved in Bankruptcy	500,042 convertible into 1,720,130 shares of Common Stock	Shares of CMHI in Merger(4)	(3)

(1)
Exempt from registration pursuant to §1145(a) of the United States Bankruptcy Code relying upon the fact that the shares were issued in exchange for a claim against the debtor and approved by the Bankruptcy Court.

(2)
The 1,071,636 shares of Series A Preferred Stock were issued in connection with the Merger for shares of CMHI valued at $5,358,120.

(3)
Exempt from registration pursuant to §4(2) of the Securities Act of 1933 relying upon the fact that the shares were issued in a transaction by the issuer that did not involve a public offering.

(4)
The 500,042 shares of Series B Preferred Stock were issued in connection with the Merger for shares of CMHI valued at $2,500,210.

Item 27. Exhibits.

Number	Description
2.1	Agreement and Plan of Merger between PawnMart, Inc. and C/M Holdings, Inc. dated August 1, 2002(1)
3.1	Amended and Restated Certificate of Incorporation of PawnMart, Inc. as filed with the Delaware Secretary of State on August 30, 2002(1)
3.2	Certificate of Amendment to Certificate of Incorporation of PawnMart, Inc.(2)
3.3	Amended and Restated Bylaws of PawnMart, Inc.(3)
3.4	Amendment Number One to Amended and Restated Bylaws of PawnMart, Inc.(2)
4.1
Form of Indenture for 8% Limited Recourse Secured Convertible Subordinated Notes Due December 31, 2014 to be issued by Xponential, Inc, with a Form of 8% Limited Recourse Secured Convertible Subordinated Note *
5.1	Opinion of Holland, Johns, Schwartz & Penny, L.L.P. as to legality of Convertible Notes *
10.1	PawnMart, Inc. 2003 Stock Option Plan(4)
10.2	Amendment Number One to PawnMart, Inc. 2003 Stock Option Plan(5)
10.3	PawnMart, Inc. 2003 Stock Incentive Plan(4)
10.4	Amendment Number One to PawnMart, Inc. 2003 Stock Incentive Plan(6)
10.5	PawnMart, Inc. Capital Incentive Program dated January 1, 2003 adopted by the Board of Directors on December 16, 2002(7)
10.6	Amendment Number One to PawnMart, Inc. Capital Incentive Program(6)
10.7
Revolving Credit Agreement Between PawnMart, Inc. and Xponential, Inc. and Comerica Bank dated May 19, 2003 (certain exhibits and schedules to this agreement have been omitted; the Registrant agrees to furnish supplementally to the Commission, upon request, a copy of these exhibits and schedules); Revolving Note in the original principal amount of $4,500,000 payable by PawnMart, Inc. and Xponential, Inc. to Comerica Bank dated May 19, 2003; Security Agreement regarding negotiable collateral granted by Xponential, Inc. to Comerica Bank dated May 19, 2003; and Security Agreement regarding negotiable collateral granted by PawnMart, Inc. to Comerica Bank dated May 19, 2003(11)
10.8	Account Control Agreement among Comerica Bank, as secured party, Xponential, Inc., as pledgor, and Comerica Securities, Inc., as securities intermediary, dated May 19, 2003*

10.9
Forms of First Amendment to Revolving Credit Agreement by and between PawnMart, Inc. and Xponential, Inc. and Comerica Bank dated December 30, 2003; Revolving Note in the original principal amount of $4,000,000 payable by PawnMart, Inc. and Xponential, Inc. to Comerica Bank dated December 30, 2003; First Amendment to Security Agreement by Xponential, Inc. in favor of Comerica Bank dated December 30, 2003; First Amendment to Account Control Agreement among Comerica Bank, as secured party, Xponential, Inc., as pledgor, and Comerica Securities, Inc., as securities intermediary, dated December 30, 2003; Collateral Assignment of Note and Security Agreement by and from Xponential, Inc., Investors Strategic Partners I, Ltd., and Curtiswood Capital, LLC, as Creditors, and Dwayne A, Moyers as Agent for the Creditors, to and for the benefit of Comerica Bank, dated December 30, 2003; and Assignment Separate From Note from Xponential, Inc. to Comerica Bank, dated December 30, 2003*
10.10	Best Efforts Selling Agreement between Xponential, Inc. and Massie Capital, Ltd., dated December 31, 2003*
10.11
Secured Promissory Note in the original principal amount of $1,000,000 payable by American IronHorse Motorcycle Company, Inc. to Xponential, Inc., dated October 3, 2003; Warrant for the purchase of 100,000 shares of Common stock of American IronHorse Motorcycle Company, Inc. issued to Xponential, Inc., dated October 3, 2003; related Security Agreement dated October 3, 2003; and related Subordination Agreement dated October 3, 2003 (certain exhibits and schedules to this agreement have been omitted; the Registrant agrees to furnish supplementally to the Commission, upon request, a copy of these exhibits and schedules)*
10.12
Management Agreement between American IronHorse Motorcycle Company, Inc. and Xponential, Inc. dated October 3, 2003; Management Agreement Assignment between Xponential, Inc., as assignor, and Xponential Advisors, Inc., as assignee, dated November 3, 2003; and Amendment to Management Agreement between American IronHorse Motorcycle Company, Inc. and Xponential Advisors, Inc., dated November 3, 2003*
21.1	Subsidiaries of Xponential, Inc.*
23.1	Consent of Holland, Johns, Schwartz & Penny, L.L.P. (contained in their opinion included herein as Exhibit 5.1)*
23.2	Consent of Grant Thornton LLP*
24.1	Power of Attorney (included in Part II of the Registration Statement)*
25.1
Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Trust Company of Florida, N.A. to act as Trustee under Indenture for 8% Limited Recourse Convertible Subordinated Notes Due December 31, 2014*
99.1	Confirmation Order dated May 20, 2002(8)
99.2	Debtor's First Amended Plan of Reorganization dated April 3, 2002(8)
99.3	Debtor's First Amended Disclosure Statement dated April 3, 2002(8)
99.4	Fourth Modification to Debtor's First Amended Plan of Reorganization(9)
99.5	Fifth Modification to Debtor's First Amended Plan of Reorganization(10)

*
Filed herewith.

(1)
Filed as an exhibit to the registrant's Current Report on Form 8-K filed on September 16, 2002 (File No. 1-13939).

(2)
Filed as an exhibit to the registrant's Quarterly Report on Form 10-QSB filed on May 15, 2003 (File No. 1-13939).

(3)
Filed as an exhibit to the registrant's Quarterly Report on Form 10-Q filed on August 20, 2002 (File No. 1-13939).

(4)
Filed as an exhibit to the registrant's Definitive Proxy Statement filed on January 28, 2003 (File No. 1-13939).

(5)
Filed as an exhibit to the registrant's Registration Statement on Form S-8 filed on April 16, 2003 (File No. 333-104575).

(6)
Filed as an exhibit to the registrant's Registration Statement on Form S-8 filed on April 16, 2003 (File No. 333-104576).

(7)
Filed as an exhibit to the registrant's Quarterly Report on Form 10-QSB filed on February 14, 2003 (File No. 1-13919).

(8)
Filed as an exhibit to the registrant's Current Report on Form 8-K filed on June 10, 2002 (File No. 1-13919).

(9)
Filed as an exhibit to the registrant's Current Report on Form 8-K/A filed on June 28, 2002 (File No. 1-13919).

(10)
Filed as an exhibit to the registrant's Current Report on Form 8-K/A filed on August 12, 2002 (File No. 1-13919).

(11)
Filed as an exhibit to the registrant's Annual Report on Form 10-KSB filed on October 14, 2003 (File No. 1-13919).

Item 28. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and (iii) include any additional or changed material information on the plan of distribution;

          (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

        Know All Men By These Presents that each person whose signature appears on the signature pages of this Registration Statement constitutes and appoints John R. Boudreau and Robert W. Schleizer and each of them, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them or his substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fort Worth, State of Texas, on January 23, 2004.

Xponential, Inc.
By:
/s/ JOHN R. BOUDREAU John R. Boudreau, Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ JOHN R. BOUDREAU John R. Boudreau, Chief Executive Officer, President and Director	Dated: January 23, 2004

/s/ ROBERT W. SCHLEIZER Robert W. Schleizer, Chief Financial Officer, Executive Vice President, Treasurer and Director (Principal Financial Officer)	Dated: January 23, 2004

/s/ DWAYNE A. MOYERS Dwayne A. Moyers, Chairman of the Board, Vice President and Director	Dated: January 23, 2004

/s/ JEFFREY A. CUMMER Jeffrey A. Cummer, Vice President and Director	Dated: January 23, 2004

/s/ CARROLL DAWSON Carroll Dawson, Director	Dated: January 23, 2004

/s/ JAMES R. RICHARDS James R. Richards, Director	Dated: January 23, 2004

EXHIBIT INDEX

Number	Description
4.1	Form of Indenture for 8% Limited Recourse Secured Convertible Subordinated Notes Due December 31, 2014 to be issued by Xponential, Inc, with a Form of 8% Limited Recourse Secured Convertible Subordinated Note
5.1	Opinion of Holland, Johns, Schwartz & Penny, L.L.P. as to legality of Convertible Notes
10.8	Account Control Agreement among Comerica Bank, as secured party, Xponential, Inc., as pledgor, and Comerica Securities, Inc., as securities intermediary, dated May 19, 2003
10.9
Forms of First Amendment to Revolving Credit Agreement by and between PawnMart, Inc. and Xponential, Inc. and Comerica Bank dated December 30, 2003; Revolving Note in the original principal amount of $4,000,000 payable by PawnMart, Inc. and Xponential, Inc. to Comerica Bank dated December 30, 2003; First Amendment to Security Agreement by Xponential, Inc. in favor of Comerica Bank dated December 30, 2003; First Amendment to Account Control Agreement among Comerica Bank, as secured party, Xponential, Inc., as pledgor, and Comerica Securities, Inc., as securities intermediary, dated December 30, 2003; Collateral Assignment of Note and Security Agreement by and from Xponential, Inc., Investors Strategic Partners I, Ltd., and Curtiswood Capital, LLC, as Creditors, and Dwayne A, Moyers as Agent for the Creditors, to and for the benefit of Comerica Bank, dated December 30, 2003; and Assignment Separate From Note from Xponential, Inc. to Comerica Bank, dated December 30, 2003
10.10	Best Efforts Selling Agreement between Xponential, Inc. and Massie Capital, Ltd., dated December 31, 2003
10.11
Secured Promissory Note in the original principal amount of $1,000,000 payable by American IronHorse Motorcycle Company, Inc. to Xponential, Inc., dated October 3, 2003; Warrant for the purchase of 100,000 shares of Common stock of American IronHorse Motorcycle Company, Inc. issued to Xponential, Inc., dated October 3, 2003; related Security Agreement dated October 3, 2003; and related Subordination Agreement dated October 3, 2003 (certain exhibits and schedules to this agreement have been omitted; the Registrant agrees to furnish supplementally to the Commission, upon request, a copy of these exhibits and schedules)
10.12
Management Agreement between American IronHorse Motorcycle Company, Inc. and Xponential, Inc. dated October 3, 2003; Management Agreement Assignment between Xponential, Inc., as assignor, and Xponential Advisors, Inc., as assignee, dated November 3, 2003; and Amendment to Management Agreement between American IronHorse Motorcycle Company, Inc. and Xponential Advisors, Inc., dated November 3, 2003
21.1	Subsidiaries of Xponential, Inc.
23.1	Consent of Holland, Johns, Schwartz & Penny, L.L.P. (contained in their opinion included herein as Exhibit 5.1)
23.2	Consent of Grant Thornton LLP
24.1	Power of Attorney (included in Part II of the Registration Statement)
25.1
Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Trust Company of Florida, N.A. to act as Trustee under Indenture for 8% Limited Recourse Secured Convertible Subordinated Notes Due December 31, 2014

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Xponential, Inc.
PROSPECTUS SUMMARY
Xponential, Inc.
The Offering
Summary of Financial Information
RISK FACTORS
USE OF PROCEEDS
DETERMINATION OF OFFERING PRICE
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CONVERTIBLE NOTES
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
REFERENCES TO FISCAL YEARS
DESCRIPTION OF BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF PROPERTY
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
INDEX TO FINANCIAL STATEMENTS
WHERE TO FIND MORE INFORMATION
Report of Independent Certified Public Accountants
XPONENTIAL, INC. AND SUBSIDIARIES Consolidated Balance Sheets June 30, 2003 (In Thousands, Except Per Share Data)
XPONENTIAL, INC. AND SUBSIDIARIES Consolidated Statements of Operations (In Thousands, Except Per Share Data)
XPONENTIAL, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (In Thousands)
XPONENTIAL, INC. Notes To Consolidated Financial Statements June 30, 2003
XPONENTIAL, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands, except share and per share data)
XPONENTIAL, INC. AND SUBSIDIARIES Consolidated Statements of Operations (Unaudited)
XPONENTIAL, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (Unaudited)
XPONENTIAL, INC. AND SUBSIDIARIES Notes to Consolidated Financial Statements (Unaudited)
TABLE OF CONTENTS
Dealer Prospectus Delivery Obligation
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 24. Indemnification of Directors and Officers.
  Item 25. Other Expenses of Issuance and Distribution.
  Item 26. Recent Sales of Unregistered Securities.
  Item 27. Exhibits.
  Item 28. Undertakings.
POWER OF ATTORNEY
SIGNATURES
EXHIBIT INDEX